EXHIBIT 10.1

EXECUTION COPY

CAROFFER, LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Dated as of December 9, 2020

THE COMPANY INTERESTS REPRESENTED BY THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS.  SUCH COMPANY INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

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Table of Contents
(continued)

Page

6.5	Members’ Right to Act	28
6.6	Conflicts of Interest	29

Article 7 BOOKS, RECORDS, ACCOUNTING AND REPORTS		30

7.1	Records and Accounting	30
7.2	Fiscal Year	30
7.3	Reports	30
7.4	Transmission of Communications	31
7.5	Confidentiality	31

Article 8 TAX MATTERS		31

8.1	Preparation of Tax Returns	31
8.2	Tax Elections	31
8.3	Tax Controversies	31
8.4	Tax Treatment of Transaction	32
8.5	Tax Communications	32

Article 9 RESTRICTIONS ON TRANSFER OF UNITS; PREEMPTIVE RIGHTS; REDEMPTION		32

9.1	Transfers of Units	32
9.2	Right of First Refusal	34
9.3	Right of Co-Sale	34
9.4	Effect of Failure to Comply with Right of First Refusal and Right of Co-Sale	35
9.5	Additional Transfer Restrictions; Lock-Up	36
9.6	Assignee’s Rights	37
9.7	Assignor’s Rights and Obligations	37
9.8	Preemptive Rights	37
9.9	Counterparts; Joinder	39
9.10	Ineffective Transfer	39
9.11	Other Transfer Restrictions	39
9.12	Certain Matters Regarding TopCo and MidCo	39

Article 10 ADMISSION OF MEMBERS		40

10.1	Substituted Members	40
10.2	Additional Members	40

Article 11 WITHDRAWAL AND RESIGNATION OF MEMBERS		40

Article 12 DISSOLUTION AND LIQUIDATION; CORPORATE CONVERSION; APPROVED SALE		40

12.1	Dissolution	40
12.2	Liquidation and Termination	41
12.3	Deferment; Distribution in Kind	41
12.4	Cancellation of Certificate	41
12.5	Reasonable Time for Winding Up	42
12.6	Return of Capital	42
12.7	Public Offering	42
12.8	Approved Sale	43

ii

Table of Contents
(continued)

Page

Article 13 GENERAL PROVISIONS		44

13.1	Power of Attorney	44
13.2	Amendments	45
13.3	Title to Company Assets	46
13.4	Addresses and Notices	46
13.5	Binding Effect	46
13.6	Creditors	46
13.7	Waiver	46
13.8	Counterparts	47
13.9	Applicable Law; Venue; Waiver of Jury Trial	47
13.10	Severability	48
13.11	Further Action	48
13.12	Electronic Delivery	48
13.13	Offset	48
13.14	Entire Agreement	48
13.15	Remedies	48
13.16	Descriptive Headings; Interpretation	49
13.17	Spousal Consent	49

Annex I	Call and Put Provisions
Exhibit A	Allocation of Call and Put Proceeds

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CAROFFER, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated as of December 9, 2020 (the “Effective Date”), is entered into by and among CarOffer, LLC, a Delaware limited liability company, the Member and the CO Indirect Holders.  Capitalized terms used herein without definition shall have the meanings assigned to such terms in Article I and Annex I.

WHEREAS, the Company was initially formed upon the filing of a Certificate of Formation with the Secretary of State of the State of Texas on February 19, 2019 pursuant to the Texas Business Organizations Code;

WHEREAS, prior to the Effective Date, the following transactions were completed (collectively, the “Restructuring”): (i) the Company caused CarOffer Investors Holding, LLC, a Delaware limited liability company (“TopCo”), to be formed; (ii) TopCo formed CarOffer MidCo, LLC, a Delaware limited liability company (“MidCo”); (iii) the CO Indirect Holders contributed all of the outstanding membership interests of the Company to TopCo in exchange for membership interests in TopCo, resulting in TopCo owning all of the outstanding equity interests of the Company; (iv) pursuant to a duly adopted Plan of Conversion and a Certificate of Conversion filed with each of the Secretary of State of the State of Texas and the Secretary of State of the State of Delaware, the Company converted from a Texas limited liability company to a Delaware limited liability company under the Delaware Act (the “Conversion”) effective as of December 9, 2020 (the “Conversion Date”); (v) pursuant to the Conversion, and as provided herein, all of the outstanding membership interests of the Company were either cancelled and extinguished or recapitalized and converted into an aggregate of 4,950,118 Class CO Units and 535,596 Incentive Units; (vi) TopCo contributed approximately one percent (1%) of the of the membership interests of the Company, consisting of 54,858 Class CO Units, to MidCo in exchange for 100% of the membership interests of MidCo, resulting in TopCo owning ninety-nine percent (99%) of the membership interests of the Company as of the Effective Date, consisting of 4,895,260 Class CO Units and 535,596 Incentive Units, and MidCo owning one percent (1%) of the membership interests of the Company as of the Effective Date, consisting of 54,858 Class CO Units; and (vii) the Company issued TopCo that certain Promissory Note, dated December 9, 2020 in an amount equal to the Net Closing Payment (as defined in the Purchase Agreement) (the “Promissory Note”);

WHEREAS, pursuant to a Membership Interest Purchase Agreement, dated as of December 9, 2020, by and among Parent, TopCo, MidCo, the CO Indirect Holders and the CO Member Representative (as amended, restated or otherwise modified from time to time, the “Purchase Agreement”), Parent agreed to purchase from the Company certain Class CG Units as set forth therein (the “Transaction”);

WHEREAS, prior to the Restructuring, the CO Indirect Holders constituted all of the members of the Company and had entered into the Amended and Restated Company Agreement of the Company, effective as of March 19, 2019, and as amended by Amendment No. 1 thereto effective as of May 1, 2019, Amendment No. 2 thereto effective as of June 17, 2019, and Amendment No. 3 thereto effective as November 24, 2020 (the “Prior Agreement”);

WHEREAS, following the Restructuring and prior to the Closing, TopCo and MidCo constituted all of the members of the Company;

WHEREAS, pursuant to the Conversion and the terms of this Agreement, effective as of the Conversion Date, each of the outstanding Class A Interests held by TopCo as of immediately prior to the Conversion Date was automatically cancelled and extinguished without any further action on the part of the Company or TopCo;

WHEREAS, pursuant to the Conversion and the terms of this Agreement, effective as of the Conversion Date, each of the Class B Interests and Non-Incentive Class C Interests held by TopCo as of immediately prior to the Conversion Date was recapitalized and automatically converted into one (1) Class CO Unit without any further action on the part of the Company or TopCo;

WHEREAS, pursuant to the Conversion and the terms of this Agreement, effective as of the Conversion Date, each of the Incentive Class C Interests held by TopCo as of immediately prior to the Conversion Date was recapitalized and automatically converted into one (1) Incentive Unit without any further action on the part of the Company or TopCo;

WHEREAS, in connection with the Transaction, TopCo and MidCo, as the CO Members, and Parent, as the future CG Member, have agreed to certain call and put arrangements as more fully described in Annex I, which are incorporated into this Agreement by reference as the valid and binding obligations of the parties hereto and Parent as the future CG Member;

WHEREAS, immediately following the consummation of the Transaction and the repayment of the Promissory Note, TopCo will purchase and redeem from the members of TopCo certain membership interests of TopCo pursuant to the terms of the Membership Interest Redemption Agreements entered into on or about the date hereof between TopCo and its members (the “Redemption”); and

WHEREAS, effective as of the Effective Date, the Members desire to amend and restate the terms of the Prior Agreement, which is superseded entirely by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article 1

DEFINITIONS

The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“Additional Member” means a Person admitted to the Company as a Member pursuant to Section 10.2.

“Adjusted Capital Account Deficit” means with respect to any Capital Account as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero.  For this purpose, such Person’s Capital Account balance shall be:

(i)reduced for any items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6), and

(ii)increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Admission Date” has the meaning set forth in Section 9.7.

“Affiliate” of any Person means any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question.

“Aggregate Class CG Purchase Amount” means at any time, the sum of (a) the Gross Consideration (as defined in the Purchase Agreement) plus (b) if the First Call Right is exercised, the First Call Consideration, plus (c) if the Second Call Right is exercised, the Second Call Consideration, plus (d) if the Put Right is exercised, the Put Consideration.

“Agreement” means this Second Amended and Restated Limited Liability Company Agreement of the Company, as may be amended from time to time.

“Approved Sale” has the meaning set forth in Section 12.8(a).

“Arbitrator” has the meaning set forth in Section 13.9(b).

“Assignee” means a Person to whom a Company Interest has been Transferred in accordance with the terms of this Agreement but who has not become a Substituted Member pursuant to Article 10.

“Assumed Tax Rate” has the meaning set forth in Section 4.1(b)(ii).

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Board” has the meaning set forth in Section 5.1.

“Capital Account” means the capital account maintained for a Member pursuant to Section 3.3.

“Capital Contribution” means any cash, cash equivalents, promissory obligations or other property (valued at Fair Market Value), which a Member contributes to the Company as described in Sections 3.2(c) and 3.2(d).

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) including, without limitation, partnership or membership interests or units (including any components thereof such as capital accounts, priority returns or the like) in a limited partnership or limited liability company, and any and all warrants, rights or options to purchase any of the foregoing.

“CG Board Member” has the meaning set forth in Section 5.3(b)(ii).

“Class A Interests” means the Class A Interests of the Company as of immediately prior to the Effective Time and having the rights and preferences specified in the Prior Agreement.

“Class B Interests” means the Class B Interests of the Company as of immediately prior to the Effective Time and having the rights and preferences specified in the Prior Agreement.

“Class C Interests” means the Class C Interests of the Company as of immediately prior to the Effective Time and having the rights and preferences specified in the Prior Agreement.

“Class CG Original Issue Price” means, with respect to each Class CG Unit as of a given time, the quotient of (i) the Aggregate Class CG Purchase Amount as of such date, divided by (ii) the number of outstanding Class CG Units as of such time.

“Class CG Units” means the Company Interests described in Section 3.2(a)(ii) and having the rights and preferences specified herein.

“Class CO Units” means the Company Interests described in Section 3.2(a)(i) and having the rights and preferences specified herein.

“Closing” means the “Closing” of the Transaction as defined in the Purchase Agreement.

“CO Board Member” has the meaning set forth in Section 5.3(b)(i).

“CO Indirect Holder” means a Holder who is a direct or indirect beneficial holder of Capital Stock in TopCo following the Restructuring.

“CO Member” means a Member who is a member of the Company, other than Parent and its Transferees and Parent’s Affiliates (other than IncentiveCo) to whom Parent assigns any of its rights hereunder.  For the avoidance of doubt, each of TopCo, MidCo and IncentiveCo shall be treated as a CO Member.

“CO Member Representative” has the meaning set forth in Annex I.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” means CarOffer, LLC, a Delaware limited liability company, formed pursuant to the Conversion, as such limited liability company may be from time to time constituted, and including its successors.

“Company Interest” means, as at a particular time, the interest of a Member in profits, losses and Distributions and other rights, powers and authority in and with respect to the Company at such time that are specified with respect to interests in this Agreement and includes the Class CG Units, the Class CO Units, and the Incentive Units.

“Conversion” has the meaning set forth in the Recitals.

“Conversion Date” has the meaning set forth in the Recitals.

“Convertible Securities” any evidences of indebtedness or other securities directly or indirectly convertible into or exchangeable for Units, other than Options.

“Corporate Conversion” has the meaning set forth in Section 12.7(a).

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del.L. § 18-101, et seq., as it may be amended from time to time, and any successor to the Delaware Act.

“Distribution” means each distribution made by the Company to a Member, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company of any securities, or (b) any recapitalization or exchange of securities of the Company, or any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units.

“Effective Date” has the meaning set forth in the Recitals.

“Effective Time” means the time at which the closing of the Transaction under the Purchase Agreement occurs.

“Election Period” has the meaning set forth in Section 9.8(c).

“Eligible Incentive Unit” means an Incentive Unit, the Participation Threshold of which is zero (taking into account any adjustments described in clauses (i) and (ii) of Section 3.8(d)).

“Equity Securities” means (i) Units or other equity interests in the Company (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the Board, including rights, powers and/or duties senior to existing classes and groups of Units and other equity interests in the Company), (ii) Convertible Securities or other obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into other equity interests in the Company, and (iii) Options or other rights to purchase or otherwise acquire other equity interests in the Company.

“Event of Withdrawal” means the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company.

“Exempt Equity Issuance” has the meaning set forth in Section 9.8(a).

“Fair Market Value” of any asset, property or equity interest means the amount which a seller of such asset, property or equity interest would receive in a sale of such asset, property or equity interest in an arms-length transaction with an unaffiliated third party consummated on a date determined by the Board (which may be the date on which the event occurred which necessitated the determination of the Fair Market Value) (and after giving effect to any transfer taxes payable in connection with such sale), in each case, as such amount is determined by the Board (or, if pursuant to Section 12.3, the liquidators) in its good faith judgment in such manner as its deems reasonable and using all factors, information and data deemed to be pertinent.

“Family Group” means a Holder’s spouse, parents, siblings and descendants (whether by birth or adoption) and any trust or other estate planning vehicle established solely for the benefit of such Holder and/or such Holder’s spouse and/or such Holder’s descendants (by birth or adoption), parents, siblings or dependents, or any charitable trust the grantor of which is such Holder and/or member of such Holder’s Family Group.

“First Call Consideration” has the meaning set forth in Annex I.

“First Call Right” has the meaning set forth in Annex I.

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 7.2.

“Fully-Diluted Unit Capitalization” means, at any time of determination, the number of then outstanding Units plus the number of Units issuable upon the exercise or conversion of any Options or

Convertible Securities and irrespective of any vesting restrictions, plus the number of Incentive Units authorized herein but not issued.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Holder” means any record or beneficial holder of Equity Securities, including any Person that holds Equity Securities indirectly through one or more Subsidiaries, including the CO Indirect Holders, but specifically excluding the holders of Capital Stock in Parent.

“Imputed Underpayment Amount” means (i) any “imputed underpayment” within the meaning of Code Section 6225 (or any corresponding or similar provision of federal, state, local and/or foreign tax law) paid (or payable) by the Company as a result of an adjustment with respect to any Company item (including, without limitation, any “partnership-related item” within the meaning of Code Section 6241(2) (or any corresponding or similar provision of federal, state, local and/or foreign tax law)), including any costs, interest, penalties or additions to tax with respect to any such adjustment, (ii) any amount not described in clause (i) (including any costs, interest, penalties or additions to tax with respect to such amounts) paid (or payable) by the Company as a result of the application of the provisions of Code Sections 6221-6241 (or any corresponding or similar provision of federal, state, local and/or foreign tax law), and/or (iii) any amount paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes to the extent that the Company bears the economic burden of such amounts, whether by law or agreement, as a result of the application of the provisions of Code Sections 6221-6241 (or any corresponding or similar provision of federal, state, local and/or foreign tax law), including any costs, interest, penalties or additions to tax with respect to such amounts.

“Incentive Class C Interests” means the Class C Interests classified as Incentive Class C Interests and having the rights and preferences specified in the Prior Agreement.

“Incentive Agreement” means an agreement regarding, among other matters, the vesting of any Incentive Units, IncentiveCo Incentive Units or TopCo Incentive Interests between the Company, IncentiveCo or TopCo, as applicable, and a Management Member as in effect from time to time.

“Incentive Units” means the Company Interests described in Section 3.2(a)(iii).

“IncentiveCo” mean a limited liability company to be established by Parent, the sole managers of which will be designees of Parent.

“IncentiveCo Incentive Units” means incentive units in IncentiveCo that are intended to be “profits interests” within the meaning of IRS Revenue Procedures 93-27 and 2001-43.

“Income Amount” has the meaning set forth in Section 4.1(b)(i).

“Indemnified Person” has the meaning set forth in Section 6.4(a).

“IPO” has the meaning set forth in Section 12.7(a).

“IRS Notice” has the meaning set forth in Section 3.8(g).

“Liquidation” shall mean any liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

“Liquidity Event” means, whether occurring through one transaction or a series of related transactions, any of the following:  (i) a merger or consolidation of the Company the effect of which is that the Members as of immediately prior to such transaction or series of related transactions are no longer, in the aggregate, the beneficial owners, directly or indirectly, of a majority of the voting power (or economic interests) of the outstanding Capital Stock of the Company or the surviving entity (or if such surviving entity is a Subsidiary of another Person, the ultimate parent entity) after giving effect to such transaction or series of related transactions; (ii) any sale or other distribution (including by way of license) by the Company or its Subsidiaries of a material portion of their assets on a consolidated basis to a third party or a group of third parties acting in concert (other than the non-exclusive license of software in the ordinary course of business); (iii) any purchase by any party (or group of affiliated parties), of Equity Securities (either through a negotiated purchase or a tender offer), the effect of which is that the Members as of immediately prior to such transaction or series of related transactions are no longer, in the aggregate, the beneficial owners, directly or indirectly, of a majority of the voting power (or economic interests) of the outstanding Equity Securities (other than direct issuance of Equity Securities by the Company where the principal business purpose is capital raising), but expressly excluding the consummation of the Transaction at the Effective Time; (iv) the redemption or repurchase of securities representing a majority of the voting power (or economic interests) of the outstanding Equity Securities; (v) any other change of control of more than fifty percent (50%) of the outstanding voting power (or economic interests) of the Company the effect of which is that the Members as of immediately prior to such transaction or series of related transactions are no longer, in the aggregate, the beneficial owners, directly or indirectly, of a majority of the voting power (or economic interests) of the outstanding Capital Stock of the Company (other than direct issuance of Equity Securities by the Company where the principal business purpose is capital raising); or (vi) a Liquidation.  Notwithstanding the foregoing, in no event will the Transaction be deemed to constitute a Liquidity Event.

“Liquidity Event Proceeds” means the net amounts received resulting from a Liquidity Event after deducting (a) all costs and expenses of the Company and its Subsidiaries directly related to the Liquidity Event, (b) the amount (if any) to discharge all debts and obligations of the Company required to be paid as a result of the Liquidity Event, and (c) any reasonable reserves that are required for the fixed, contingent or future liabilities or obligations of the Company and its Subsidiaries directly related to the Liquidity Event, plus any amounts attributable to any release or reduction of such reserves.

“Management Member” has the meaning set forth in Section 3.8(a).

“Manager” has the meaning set forth in Section 5.1.

“Member” means each Person named on the Schedule of Members as of the Effective Date and any Person admitted to the Company as a Substituted Member or Additional Member; but in each case, only so long as such Person is shown on the Schedule of Members as the owner of one or more Units.

“Minimum Gain” means the partnership minimum gain determined pursuant to Treasury Regulation Section 1.704-2(d).

“NewCo” has the meaning set forth in Section 12.7(a).

“Non-Incentive Class C Interests” means the Class C Interests classified as Non-Incentive Class C Interests and having the rights and preferences specified in the Prior Agreement.

“Options” means any rights, options, or warrants to subscribe for, purchase or otherwise acquire any Units.

“Original Cost” of any Incentive Unit will means the price paid therefor (in each case, as proportionally adjusted for all Unit splits, Unit dividends, and other recapitalizations or similar adjustments affecting such Incentive Unit subsequent to any such purchase), which for the avoidance of doubt may be zero dollars ($0.00).

“Parent” means CarGurus, Inc., a Delaware corporation.

“Parent Group” means Parent, its Affiliates (excluding the Company and its Subsidiaries) and any of their respective partners, members, managers, directors, employees, stockholders, agents, any successor by operation of law (including by merger) of any such Person, and any entity that acquires all or substantially all of the assets of any such Person in a single transaction or series of related transactions.

“Parent Notice” means written notice from Parent notifying the Transferring Holder that Parent intends to exercise its Right of First Refusal as to some or all of the Transfer Units with respect to any Proposed Transfer.

“Parent Secondary Notice” means written notice from Parent notifying the Rights Holders and the Transferring Holder that Parent does not intend to exercise its Right of First Refusal as to all Transfer Units with respect to any Proposed Transfer by a Transferring Holder and stating the number of Transfer Units, if any, with respect to which Parent intends to exercise its Right of First Refusal.

“Participating Member” has the meaning set forth in Section 9.3(a).

“Participating Unit” means, with respect to any Distribution (or other allocation of proceeds) pursuant to Section 4.1(a) hereof, any Unit other than (i) an Incentive Unit that is not an Eligible Incentive Unit or (ii) an Incentive Unit that is not a Vested Unit.

“Participation Threshold” means, with respect to certain outstanding Incentive Units, an amount determined, and adjusted from time to time, in accordance with Section 3.8 hereof.

“Partnership Representative” has the meaning set forth in Section 8.3.

“Person” means an individual or a corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.

“Preemptive Rights Notice” has the meaning set forth in Section 9.8(b).

“Prior Agreement” has the meaning set forth in the Recitals.

“Profits” means items of Company income and gain determined according to Section 3.3.

“Prohibited Transfer” has the meaning set forth in Section 9.4(c).

“Proposed Transfer” means a proposed Transfer of Units.

“Proposed Transfer Notice” means written notice from a Member setting forth the terms and conditions of a Proposed Transfer.

“Prospective Transferee” means any Person to whom a Member proposes to make a Proposed Transfer.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Put Consideration” has the meaning set forth in Annex I.

“Put Right” has the meaning set forth in Annex I.

“Recitals” mean the recitals to this Agreement.

“Repurchase Notice” has the meaning set forth in Section 3.9(c).

“Repurchase Option” has the meaning set forth in Section 3.9(a).

“Requisite Members” means the holders of a majority of the outstanding Class CO Units and Class CG Units, voting together as a single class.

“Right of Co-Sale” means the right, but not an obligation, of a Rights Holder to participate in a Proposed Transfer by a Transferring Holder on the terms and conditions specified in the Proposed Transfer Notice.

“Right of First Refusal” means the right, but not an obligation, of Parent, or its permitted transferees or assigns, to purchase some or all of the Transfer Units with respect to a Proposed Transfer pursuant to Section 9.2, on the terms and conditions specified in the Proposed Transfer Notice.

“Rights Holder” means any Member who holds Class CO Units or Class CG Units and who is an “accredited investor” (as such term is defined in Rule 501 promulgated under the Securities Act).

“Second Call Consideration” has the meaning set forth in Annex I.

“Second Call Right” has the meaning set forth in Annex I.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.  Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“Securities and Exchange Commission” means the United States Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Solvent Reorganization” means any solvent reorganization of the Company, including by merger, consolidation, recapitalization, transfer or sale of equity interests or assets, or contribution of assets and/or liabilities, or any liquidation, exchange of securities, conversion of entity, migration of entity, formation of new entity, or any other transaction or group of related transactions (in each case other than to or with a third party that is not the Company or any of its Subsidiaries or any of their respective Affiliates (which Affiliates may include an entity formed for the purpose of such Solvent Reorganization)), in which:

(i)all Members that are holders of the same class or series of Units are offered the same consideration in respect of such class or series of Units;

(ii)the pro rata indirect economic interests of the holders of Units in the business of the Company and its Subsidiaries, relative to each other and all other holders, directly or indirectly, of equity securities in the Company and its Subsidiaries (other than those held by the Company or its Subsidiaries), are preserved; and

(iii)the rights of the holders of Units under this Agreement are preserved in all material respects (it being understood by way of illustration and not limitation that the relocation of a covenant or restriction from one instrument to another shall be deemed a preservation if the relocation is necessitated, by virtue of any law or regulation applicable to the Company or any of its Subsidiaries following such Solvent Reorganization, as a result of any change in jurisdiction or form of entity in connection with the Solvent Reorganization; provided that such covenants and restrictions are retained in instruments that are, as nearly as reasonably practicable and to the extent consistent with business and transactional objectives, equivalent to the instruments in which such restrictions or covenants were contained prior to the Solvent Reorganization).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of membership, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons control any managing member or general partner of such limited liability company, partnership, association or other business entity.

“Substituted Member” means a Person that is admitted as a Member of the Company pursuant to Section 10.1.

“Tax Distributions” has the meaning set forth in Section 4.1(b)(i).

“Tax Estimation Period” has the meaning set forth in Section 4.1(b)(ii).

“Taxable Year” means the Company’s accounting period for federal income tax purposes determined pursuant to Section 7.2.

“Termination Date” has the meaning set forth in Section 3.9(a).

“TopCo Incentive Interest” means a Class C Interest in TopCo (as defined in the TopCo LLC Agreement) held by a Management Member.

“TopCo LLC Agreement” means that certain Limited Liability Company Agreement of TopCo dated on or about December 9, 2020, as the same may be amended and/or restated from time to time.

“Transaction” has the meaning set forth in the Recitals.

“Transfer” of Units means to sell, transfer, assign, pledge, encumber or otherwise dispose of (whether directly or indirectly (including, for the avoidance of doubt, by Transfer or issuance of any Capital

Stock of any Member or of any Person that is a holder of Capital Stock of a Member, in each case, that is not a natural person), whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest (legal or beneficial) in any Units.

“Transfer Units” has the meaning set forth in Section 9.2(a).

“Transferring Holder” has the meaning set forth in Section 9.2(a).

“Treasury Regulations” means the income tax regulations promulgated under the Code, as amended.

“Unit” means, collectively, the Class CO Units, the Class CG Units and the Incentive Units and such other Units evidencing Company Interests as may be authorized, designated or issued by the Board in accordance with this Agreement from time to time after the Effective Date.

“Unvested Units” has the meaning set forth in Section 3.8(f).

“Vested Units” has the meaning set forth in Section 3.8(f).

“Withholding Payments” has the meaning set forth in Section 3.7(a).

Article 2

ORGANIZATIONAL MATTERS

2.1Formation of Company.  The Company was formed on February 19, 2019 pursuant to the provisions of the Texas Business Organizations Code and converted to a limited liability company under the Delaware Act on the Conversion Date.

2.2Limited Liability Company Agreement.  The Members hereby execute this Agreement for the purpose of establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Act.  The Members hereby agree that during the term of the Company set forth in Section 2.6 the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act.  On any matter upon which this Agreement is silent, the Delaware Act shall control.  No provision of this Agreement shall be in violation of the Delaware Act and to the extent any provision of this Agreement is in violation of the Delaware Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement; provided, however, that where the Delaware Act provides that a provision of the Delaware Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect, the provisions of this Agreement shall in each instance control; provided further, that notwithstanding the foregoing, Section 18-210 of the Delaware Act shall not apply to or be incorporated into this Agreement.

2.3Name.  The name of the Company shall be “CAROFFER, LLC”.  The Board, subject to the limitations set forth herein, in its sole discretion may change the name of the Company at any time and from time to time.  Notification of any such change shall be given to all of the Members.  The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Board.

2.4Purpose.  The purpose and business of the Company shall be any business which may lawfully be conducted by a limited liability company formed pursuant to the Delaware Act.

2.5Principal Office; Registered Office.  The principal office of the Company shall be at 2701 E. Plano Parkway, #100, Plano, Texas 75074, or such other place as the Board may from time to time designate.  The Company may maintain offices at such other place or places as the Board deems advisable.  Notification of any change in the principal office of the Company shall be given to all of the Members.  The address of the registered office of the Company in the State of Delaware shall be c/o Capitol Services, Inc., 1675 South State Street, Suite B, Dover, Delaware 19901, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be Capitol Services, Inc..

2.6Term.  The term of the Company commenced upon the filing of a Certificate of Formation with the Secretary of State of the State of Texas on February 19, 2019 pursuant to the Texas Business Organizations Code and shall continue in existence until termination and dissolution thereof in accordance with the provisions of Article 12.

2.7No State-Law Partnership.  The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture for any purposes other than as set forth in Section 2.8, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise.

2.8Tax Treatment.  The Members intend that the Company shall be treated as a partnership for federal and applicable state or local income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with, and actions necessary, to obtain such treatment (unless contrary treatment is intended pursuant to Section 12.7).

Article 3

CAPITALIZATION; CAPITAL CONTRIBUTIONS

3.1Recapitalization.

(a)Effective as of the Conversion Date:

(i)each of the Class A Interests held by the CO Members has been cancelled and extinguished without any further action on the part of the Company or the holder thereof;

(ii)each of the Class B Interests held by the CO Members has been recapitalized and converted into one (1) Class CO Unit without any further action on the part of the Company or the holder thereof;

(iii)each of the Non-Incentive Class C Interests held by the CO Members has been recapitalized and converted into one (1) Class CO Unit without any further action on the part of the Company or the holder thereof; and

(iv)each of the Incentive Class C Interests held by the CO Members is hereby recapitalized and converted into one (1) Incentive Unit without any further action on the part of the Company or the holder thereof.

(b)After giving effect to the Restructuring and this Section 3.1, the outstanding capitalization of the Company is as set forth on the Schedule of Members and as described in Section 3.2.

(c)Immediately following the consummation of the Transaction, and concurrently with the repayment of the Promissory Note and the closing of the Redemption, the Class CO Units and the Incentive Units shall be recapitalized (the “Closing Recapitalization”) such that 2,721,546 Class CO Units and 192,739 Incentive Units will be cancelled and extinguished without any further action on the part of the Company or the holder thereof; and

(d)Immediately following the Closing Recapitalization, the outstanding capitalization of the Company will be as set forth on the Schedule of Members and described in Section 3.2.

Notwithstanding anything contained in this Agreement to the contrary, after the Effective Time, each Class CO Unit purchased by Parent or its Affiliates from a CO Member pursuant to the First Call Right, the Second Call Right or the Put Right will, effective as of immediately following the closing of such purchase, automatically be recapitalized and converted into one (1) Class CG Unit without any further action on the part of the Company or the holder thereof.

3.2Capitalization.

(a)Each Member shall hold a Company Interest.  Each Member’s Company Interest shall be denominated in Units, and the relative rights, privileges, preferences and obligations with respect to each Member’s Company Interest and Units shall be determined under this Agreement and the Delaware Act based upon the number and the class of Units held by such Member with respect to his, her or its Company Interest.  The number and the class of Units held by each Member on the Effective Date is set forth opposite each Member’s name on the Schedule of Members.  The classes of Units as of the Effective Date are as follows: Class CO Units, Class CG Units and Incentive Units.  The Members shall have no right to vote on any matter, except as specifically set forth in this Agreement, or as may be required under the Delaware Act.  Any such vote shall be at a meeting of the Members entitled to vote or in writing as provided herein.

(i)Class CO Units.  Class CO Units shall have all the rights, privileges and obligations as are specifically provided for in this Agreement for Class CO Units, and as may otherwise be generally applicable to all classes of Units, unless such application is specifically limited to one or more other classes of Units.  Each holder of Class CO Units shall have one (1) vote per Class CO Unit in respect of each matter on which the holders of Class CO Units are entitled vote.  The Company shall initially be authorized to issue up to 4,950,118 Class CO Units, and from and after the Closing Recapitalization, the Company shall be authorized to issue up to 2,228,572 Class CO Units.

(ii)Class CG Units.  Class CG Units shall have all the rights, privileges and obligations as are specifically provided for in this Agreement for Class CG Units, and as may otherwise be generally applicable to all classes of Units, unless such application is specifically limited to one or more other classes of Units.  Each holder of Class CG Units shall have one (1) vote per Class CG Unit in respect of each matter on which the holders of Class CG Units are entitled vote.  The Company shall initially be authorized to issue up to 5,714,285 Class CG Units.

(iii)Incentive Units.  Incentive Units shall consist of those Units issued or to be issued under Section 3.8 and the applicable Incentive Agreements relating to such Incentive Units.  Incentive Units shall have all the rights, privileges, preferences, and obligations as are specifically provided for in such Incentive Agreements and in this Agreement for Incentive Units, and as may otherwise be generally applicable to all classes of Units, unless such application is specifically limited to one or more other classes of

Units.  Notwithstanding anything to the contrary contained herein or in such Incentive Agreements, no holder of Incentive Units shall be entitled to any vote in respect of such Incentive Unit on any matter subject to a vote of the Members, except as otherwise required by non-waivable provision of applicable law.  The Company shall initially be authorized to issue up to 535,596 Incentive Units, and from and after the Closing Recapitalization, the Company shall be authorized to issue up to 571,428 Incentive Units.

(b)All Units issued hereunder shall be uncertificated unless otherwise determined by the Board.  The Company shall maintain and keep at its principal office or such other place approved by the Board a schedule of Members (the “Schedule of Members”), which shall set forth (i) the name and address of each Member, (ii) the aggregate amount of Capital Contributions that have been made (or deemed made) by each Member in respect of the Units, (iii) the aggregate number of Units of each class held by each Member and, (iv) in the case of a Member that holds Incentive Units, the Participation Threshold applicable to such Incentive Units.  Upon any change in the number or ownership of outstanding Units (whether upon an issuance, Transfer, repurchase, redemption, recapitalization or cancellation of Units or otherwise) or the amount of the Capital Contributions made (or deemed made) by any Member, the Company shall as promptly as practicable update and amend the Schedule of Members to reflect any of the foregoing (and any such amendment or update shall not be deemed an amendment of this Agreement for any purpose and shall not require the consent of any Person).  Absent manifest error, the Schedule of Members as of any determination time (subject to any required updates and amendments pursuant to the immediately preceding sentence) shall be the conclusive record of the outstanding Units and the record owners thereof.  No Member, other than Parent and the CO Member Representative, shall have the right to review or inspect the Schedule of Members without the approval of the Board; provided, however, that upon request by a Member, the Company will confirm that information contained on the Schedule of Members as it pertains solely to such Member.

(c)Each Member named on the Schedule of Members has made Capital Contributions (or deemed Capital Contributions) to the Company as set forth on the Schedule of Members in exchange for the Units specified thereon.

(d)Each Member who is issued Units by the Company pursuant to the authority of the Board pursuant to Section 5.1 shall make the Capital Contributions to the Company determined by the Board in exchange for such Units.

(e)No Member shall be required to make any Capital Contribution in excess of its commitment as set forth on the Schedule of Members.

3.3Capital Accounts. A separate capital account (each, a “Capital Account”) shall be established for each Member and shall be maintained in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv) and this Section 3.3 shall be interpreted and applied in a manner consistent with such regulations.  No Member shall have any obligation to restore any portion of any deficit balance in such Member’s Capital Account, whether upon liquidation of its interest in the Company, liquidation of the Company or otherwise.  In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), the Company may adjust the Capital Accounts of its Members to reflect revaluations (including any unrealized income, gain or loss) of the Company’s property (including intangible assets such as goodwill), whenever it issues additional interests in the Company (including any interests issued with a zero initial Capital Account), or whenever the adjustments would otherwise be permitted under such Treasury Regulation.  In the event that the Capital Accounts of the Members are so adjusted, (i) the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property and (ii) the Members’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Section 704(c) of the Code.  In the event that Code Section 704(c) applies to property of the Company, the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization, and gain and loss, as computed for book purposes with respect to such property.  The Capital Accounts shall be maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members and shall have no effect on the amount of any Distributions to any Members in liquidation or otherwise.  In connection with the transactions contemplated by this Agreement and the Purchase Agreement, the Capital Accounts of the Members shall be determined as of the Effective Date and the Capital Account of each Member shall be reflected on the Schedule of Members.

3.4Negative Capital Accounts.  No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

3.5No Withdrawal.  No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided herein.

3.6Loans from Members.  Loans by Members to the Company shall not be considered Capital Contributions.  If any Member shall advance funds to the Company in excess of the amounts required hereunder to be contributed by such Member to the capital of the Company, the making of such advances shall not result in any increase in the amount of the Capital Account of such Member.  The amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

3.7Withholding.

(a)The Company shall at all times be entitled to make payments as required to discharge any obligation of the Company to any Governmental Entity with respect to any foreign, federal, state or local tax or any other withholding liability arising as a result of or attributable to a Member’s interest in the Company or on account of any transfer of such Member’s interest in the Company (including any amounts payable under Code Section 1446(f) to the extent attributable, in the Board’s reasonable discretion, to a Member or former Member’s interest in the Company) (collectively, “Withholding Payments”).  Any Withholding Payment made from funds withheld upon a Distribution to a Member will be treated as distributed to such Member for all purposes of this Agreement.  Any other Withholding Payment will be deemed to be a recourse loan by the Company to the relevant Member.  The amount of any Withholding Payment treated as a loan, plus interest thereon from the date of each such Withholding Payment until such amount is repaid to the Company at an interest rate per annum equal to the Base Rate plus five percent (5%), shall be repaid to the Company, as reasonably determined by the Board in its discretion, in whole or in part, (i) upon demand by the Company or (ii) by deduction from any Distributions payable to such Member pursuant to this Agreement (with the amount of such deduction treated as distributed to the Member).  If the proceeds to the Company from an investment are reduced on account of taxes withheld at the source or otherwise imposed on the Company or any Subsidiary (or any other entity in which it invests), and such taxes are imposed on, or with respect to, one or more of the Members in the Company, the amount of the reduction shall be borne by the relevant Members and treated as if it were paid by the Company as a Withholding Payment with respect to such Members.  Taxes imposed on the Company or its Subsidiaries (or any other entity in which it invests) where the rate of tax varies depending on characteristics of the Members shall be treated as taxes imposed on or with respect to the Members for purposes of this Section 3.7.  Subject to the two preceding sentences, if the proceeds to the Company from an investment are reduced on account of taxes withheld at the source, and such taxes are imposed on the Company, then the amount of the reduction shall be treated as an expense of the Company.  Each Member agrees to indemnify and hold harmless the Company from and against any and all liability with respect to Withholding Payments required on behalf of, or with respect to, such Member.  A Member’s obligation to so indemnify shall survive the transfer or assignment of such Member’s interest in the Company, and the liquidation or dissolution of the Company or the Member’s interest therein, and the Company may pursue and enforce all rights and remedies it may have against each such Member under this Section 3.7.

(b)Any Imputed Underpayment Amount shall be treated as if it were paid by the Company as a Withholding Payment with respect to the appropriate Members.  The Board shall reasonably determine the portion of an Imputed Underpayment Amount attributable to each Member or former Member.  The portion of the Imputed Underpayment Amount that the Board attributes to a Member shall be treated as a Withholding Payment with respect to such Member.  The portion of the Imputed Underpayment Amount that the Board attributes to a former Member of the Company shall be treated as a Withholding Payment with respect to both such former Member and such former Member’s transferee(s) or assignee(s), as applicable, and the Board may in its discretion exercise the Company’s rights pursuant to this Section in respect of either or both of the former Member and its transferee or assignee.

3.8Incentive Units.

(a)As consideration for the contribution of the Class C Interests in the Company to TopCo in connection with the Restructuring, each CO Indirect Holder contributing such Class C Interests received one TopCo Incentive Interest in exchange for each such Class C Interest in the Company so contributed.  Each TopCo Incentive Interest is deemed to “correspond to” one Incentive Unit.   From time to time after the Effective Date, the Board shall have the power and discretion to approve the issuance of Incentive Units to any manager, employee, officer or consultant of the Company or its Subsidiaries (each such person, a “Management Member”).  In addition, from time to time after the Effective Date, the Board shall have the power and discretion to cause IncentiveCo to issue IncentiveCo Incentive Units to any Management Member, and if the Board so determines to cause IncentiveCo to issue IncentiveCo Incentive Units to any Management Member, contemporaneously with such issuance, the Company shall issue a corresponding number of Incentive Units to IncentiveCo.  The Board shall have power and discretion to approve which managers, employees, officers or consultants of the Company shall be offered and issued such Incentive Units or IncentiveCo Incentive Units, the number of Incentive Units or IncentiveCo Incentive Units to be offered and issued to each Management Member and the purchase price, if any, and other terms and conditions with respect thereto.

(b)The provisions of this Section 3.8 are designed to provide incentives to managers, employees, officers or consultants of the Company or its Subsidiaries.  This Section 3.8, together with the other terms of this Agreement and the Incentive Agreements relating to Incentive Units, IncentiveCo Incentive Units or TopCo Incentive Interests, are intended to be a compensatory benefit plan within the meaning of Rule 701 of the Securities Act, and, unless and until the Company’s Equity Securities are publicly traded, the issuance of Incentive Units are, to the extent permitted by applicable federal and state securities laws, intended to qualify for the exemption from registration under Rule 701 of the Securities Act and applicable state registration requirements.

(c)On the date of each grant of Incentive Units to a Management Member or to IncentiveCo, the Board will establish (and document in the applicable Incentive Agreement) an initial “Participation Threshold” amount with respect to each such Incentive Unit granted on such date.  The Participation Threshold with respect to each Incentive Unit will be at least equal to the amount a Class CO Unit would receive on the date of issuance of such Incentive Unit in a hypothetical liquidation of the Company on the date of issuance of such Incentive Unit in which the Company sold its assets for their Fair

Market Value, satisfied its liabilities (excluding any non-recourse liabilities to the extent the balance of such liabilities exceeds the fair market value of the assets that secure them) and distributed the net proceeds to the holders of Units in liquidation of the Company; provided, however, that the Participation Threshold for each Incentive Unit held by TopCo as of immediately following the Closing Recapitalization is as set forth on the Schedule of Members.  Notwithstanding the Participation Threshold set forth in any Incentive Agreement, the Participation Threshold with respect to outstanding Incentive Units shall automatically (and without any further action of the parties) be equitably increased to take into account any capital contribution made to the Company after the issuance of such outstanding Incentive Units.  The determination by the Board of each Participation Threshold shall be final, conclusive and binding on all Members.  Each Incentive Unit, IncentiveCo Incentive Unit and each TopCo Incentive Interest is intended to be a “profits interest” within the meaning of IRS Revenue Procedures 93-27 and 2001-43 and is issued with the intention that under current interpretations of the Code the recipient will not realize income upon the issuance of such Incentive Unit, IncentiveCo Incentive Unit or TopCo Incentive Interest, and that neither the Company nor any Member is entitled to any deduction either immediately or through depreciation or amortization as a result of the issuance of such Incentive Unit.  This Section 3.8 shall be interpreted consistently with such intent.

(d)The Participation Threshold for each Incentive Unit with a Participation Threshold greater than zero shall be adjusted after the grant of such Incentive Unit as follows:

(i)In the event of any Distribution pursuant to Section 4.1(a) or Section 12.2(d), the Participation Threshold of each Incentive Unit outstanding at the time of such Distribution shall be reduced (but not below zero) by the amount distributable to the holder of a single Class CO Unit in connection with such Distribution (determined pursuant to Section 4.1(a) and Section 12.2(d) and taking into account all Incentive Units that are entitled to participate in such Distribution by reason of the last paragraph of Section 4.1(a)); and

(ii)If following the Closing Recapitalization, the Company at any time subdivides (by any Unit split, Unit dividend or otherwise) its outstanding Units into a greater number of Units, the Participation Threshold of each Incentive Unit in effect immediately prior to such subdivision shall be proportionately reduced, and if the Company at any time combines (by reverse Unit split or otherwise) its outstanding Units into a smaller number of Units, the Participation Threshold of each Incentive Unit in effect immediately prior to such combination shall be proportionately increased.

(e)In connection with any approved issuance after the Effective Date of Incentive Units to a Management Member hereunder, such Management Member shall execute a counterpart to this Agreement (or a joinder to this Agreement in a form acceptable to the Company), accepting and agreeing to be bound by all terms and conditions hereof, and shall enter into such other documents and instruments to effect such purchase (including, without limitation, an Incentive Agreement) as are required by the Board.  In connection with any approved issuance after the Effective Date of IncentiveCo Incentive Units to a Management Member hereunder, IncentiveCo shall cause such Management Member to execute a counterpart to this Agreement (or a joinder to this Agreement in a form acceptable to the Company), accepting and agreeing to be bound by all terms and conditions hereof as a CO Indirect Holder and a Management Member, and shall cause such Management Member to enter into such other documents and instruments to effect such purchase (including, without limitation, an Incentive Agreement) as are required by the Board.

(f)If the Board so determines, the Incentive Units or IncentiveCo Incentive Units issued to any Management Member shall become vested in accordance with the vesting schedule determined by the Board in connection with the issuance of such Incentive Units or the IncentiveCo Incentive Units (and reflected in the relevant Incentive Agreement). TopCo Incentive Interests shall become vested in accordance with vesting schedule set forth in the applicable Incentive Agreement for such TopCo Incentive Interests. Incentive Units, IncentiveCo Incentive Units or TopCo Incentive Interests that are subject to vesting and that are vested per such vesting schedule are referred to herein as “Vested Units”.  Incentive Units, IncentiveCo Incentive Units or TopCo Incentive Interests that are subject to vesting and that are not yet vested per such vesting schedule are referred to herein as “Unvested Units”.  Incentive Units, IncentiveCo Incentive Units or TopCo Incentive Interests that are not subject to vesting or that are fully vested on the date of issuance shall be deemed “Vested Units” for all purposes hereunder.  Notwithstanding any other provision in this Section 3.8, each recipient of an Incentive Unit or an IncentiveCo Incentive Unit hereby agrees that such recipient shall make a valid and timely election in respect of such Unit, upon receipt thereof, pursuant to Section 83(b) of the Code and promptly provide evidence of such election to the Company.  Notwithstanding anything contained in this Agreement or in any applicable Incentive Agreement to the contrary, Unvested Units shall automatically be forfeited and extinguished without any further action on the part of TopCo, IncentiveCo, the Company or the holder thereof immediately prior to the earliest to occur of the consummation of the Second Call Closing, the consummation of the Put Closing or immediately prior to the consummation of a Liquidity Event.  To the extent any TopCo Incentive Interests or IncentiveCo Incentive Units are forfeited and extinguished in accordance with the terms and conditions of this Agreement and/or the applicable Incentive Agreement to the contrary, the corresponding Incentive Units that were issued to TopCo or IncentiveCo, as applicable, in connection with the issuance of such TopCo Incentive Units shall also be forfeited and become extinguished.

(g)By executing this Agreement, each Member authorizes and directs the Company to elect to have the “Safe Harbor” described in the proposed revenue procedure set forth in Internal Revenue Service Notice 2005-43 (the “IRS Notice”) apply to any interest in the Company transferred to a service provider by the Company on or after the effective date of such revenue procedure in connection with services provided to the Company, including the Incentive Units.  For purposes of making such Safe Harbor election, the Partnership Representative is hereby designated as the “member who has responsibility for federal income tax reporting” by the Company and, accordingly, execution of such Safe Harbor election by the Partnership Representative constitutes execution of a “Safe Harbor Election” in accordance with Section 3.03(1) of the IRS Notice.  The Company and each Member hereby agree to comply with all requirements of the Safe Harbor described in the IRS Notice, including, without limitation, the requirement that each Member shall prepare and file all federal income tax returns reporting the income tax effects of each “Safe Harbor Partnership Interest” issued by the Company in a manner consistent with the requirements of the IRS Notice.  A Member’s obligations to comply with the requirements of this Section 3.8(g), shall survive such Member’s ceasing to be a Member of the Company and/or the termination, dissolution, liquidation and winding up the Company, and, for purposes of this Section 3.8(g), the Company shall be treated as continuing in existence.

(h)Incentive Units that have been repurchased by the Company pursuant to Section 3.9 or forfeited to the Company may be reissued subject to the terms of this Agreement.

3.9Repurchase Option.  In addition to any forfeiture provisions contained in a Management Member’s Incentive Agreement or set forth herein:

(a)If a Management Member ceases to be engaged as a service provider to the Company or its Subsidiaries for any reason, including resignation (the date of such cessation of service, the “Termination Date”), the Incentive Units, IncentiveCo Incentive Units or TopCo Incentive Interests issued to such Management Member (whether held by such Management Member or one or more transferees of such Management Member, other than the Company) will be subject to repurchase by the Company,

IncentiveCo or TopCo (solely in the Company’s option) pursuant to the terms and conditions set forth in this Section 3.9 (the “Repurchase Option”).

(b)Subject to Section 3.9(c), commencing on the Termination Date of a Management Member, the Company may elect to repurchase all or any portion of the Incentive Units (or, if applicable, require that TopCo or Incentive Co repurchase all or any portion of the TopCo Incentive Interests or IncentiveCo Incentive Units) held by such Management Member or transferee(s) at a price per Unit equal to the lower of Original Cost (which for the avoidance of doubt may be zero dollars ($0.00)) or Fair Market Value (determined by the Board as of the Termination Date).

(c)The Company may elect to exercise the Repurchase Option as to some or all such Incentive Units by delivering written notice (the “Repurchase Notice”) to the holder or holders of the Incentive Units no later than twenty-four (24) months after the Termination Date of such Management Member.  The Repurchase Notice will set forth the number of Incentive Units, IncentiveCo Incentive Units or TopCo Incentive Interests to be acquired from such holder(s), the aggregate consideration, if any, to be paid for such Incentive Units, IncentiveCo Incentive Units or TopCo Incentive Interests and the time and place for the closing of the transaction.  If any Incentive Units, IncentiveCo Incentive Units or TopCo Incentive Interests are held by any transferees of the applicable Management Member, the Company, IncentiveCo or TopCo, as applicable, will purchase the Incentive Units, IncentiveCo Incentive Units or TopCo Incentive Interests elected to be purchased from all such holder(s) of Incentive Units, IncentiveCo Incentive Units or TopCo Incentive Interests, pro rata according to the number of Incentive Units held by each such holder(s) at the time of delivery of such Repurchase Notice (rounded as nearly as practicable to the nearest whole Incentive Unit).

(d)The closing of a repurchase transaction pursuant to this Section 3.9(d) will take place on the date designated in the applicable Repurchase Notice, which date will not be more than sixty (60) days after the delivery of such notice (provided such period may be extended to the extent necessary to comply with any regulatory filings or other applicable legal requirements, including any applicable antitrust requirements).  The Company, IncentiveCo or TopCo, as applicable, will pay the purchase price, if any, for the repurchased Incentive Units, IncentiveCo Incentive Units or TopCo Incentive Interests by, at the option of the Company, either a check payable to the holder of such Incentive Units, IncentiveCo Incentive Units or TopCo Incentive Units and delivered to such holder’s address on file with the Company, IncentiveCo and/or TopCo, or a wire transfer of immediately available funds to an account designated in writing by such holder.  In connection with the repurchase of IncentiveCo Incentive Units or TopCo Incentive Interests by IncentiveCo or TopCo pursuant to this Section 3.9, the Company, contemporaneously therewith, will be deemed to have automatically and without any further action on the part of the parties be deemed to have repurchased the corresponding Incentive Units that were issued to IncentiveCo or TopCo, as applicable, for the same purchase price paid by IncentiveCo or TopCo to repurchase such IncentiveCo Incentive Units or TopCo Incentive Interests.  Notwithstanding anything to the contrary contained herein, all repurchases of Incentive Units by the Company will be subject to applicable restrictions under all applicable laws and in the Company’s and its Subsidiaries’ debt and equity financing agreements.  If any such restrictions prohibit the repurchase of Incentive Units hereunder which the Company is otherwise entitled to make, the Company may make such repurchases as soon as it is permitted to do so under such restrictions, and during such period of time, the purchase price payable to the holder shall accrue interest at a rate per annum equal to 5%.  The Company, IncentiveCo or TopCo, as applicable, will receive customary representations and warranties from each seller regarding the sale of the Incentive Units, IncentiveCo Incentive Units or TopCo Incentive Units, including, but not limited to, representations that such seller has good and marketable title to the Incentive Units to be transferred free and clear of all liens, claims and other encumbrances.

(e)This Section 3.9 expressly supersedes the repurchase provisions of any “Incentive Agreement” with respect to Incentive Units entered into by the Company and a Management Member prior to the Effective Date.

Article 4

DISTRIBUTIONS AND ALLOCATIONS

4.1Distributions.

(a)Distributions Other than Tax Distributions.

(i)The Board may in its sole discretion, subject to (i) any restrictions contained in the financing agreements to which the Company or any of its Subsidiaries is a party, and (ii) having available cash (after setting aside appropriate reserves), make Distributions at any time and from time to time.  Subject to the last paragraph of this Section 4.1(a) with respect to Incentive Units, to Section 4.1(a)(ii) in the case of Liquidity Event Distributions and to Section 4.1(b) with respect to Tax Distributions, all Distributions by the Company shall be made, and all proceeds received (whether received by the Company or directly by the Members) except in connection with any Liquidity Event shall be allocated, to the Members then holding Participating Units pro rata based on the number of Participating Units then held by each such Member.

(ii)Subject to the last paragraph of this Section 4.1(a) with respect to Incentive Units, all Liquidity Event Proceeds by the Company or the Members), in connection with any Liquidity Event, shall be made or allocated (as applicable):

(A)first, to the Members holding Class CG Units, pro rata in accordance with the then unreturned Class CG Original Issue Price of the Class CG Units held by each such Members, until each such Member has received cumulative distributions pursuant to this Section 4.1(a)(ii)(A) in an amount equal to the aggregate Class CG Original Issue Price of such Member’s Class CG Units; and

(B)second, to the Members holding Participating Units, pro rata based on the number of Participating Units held by each such Member; provided, however, that Distributions shall not be made or allocated in respect of Class CG Units pursuant to this Section 4.1(a)(ii)(B) until an amount equal to the Class CG Original Issue Price has been distributed or allocated under this Section 4.1(a)(ii)(B) in respect of each Participating Unit that is a Class CO Unit (but thereafter, any remaining amounts to be distributed under this Section 4.1(a)(ii)(B) shall be distributed pro rata in respect of all Participating Units, including Class CG Units and Class CO Units).

For the avoidance of doubt, if the amount to be distributed pursuant to this Section 4.1(a) with respect to any particular Distribution would cause the amount of any outstanding Incentive Unit’s Participation Threshold to be reduced to zero, then such Incentive Unit shall constitute an Eligible Incentive Unit for purposes of this Section 4.1(a) only after the portion of the amount to be distributed in such Distribution that would cause such Incentive Unit’s Participation Threshold to be reduced to (but not below) zero has first been distributed to the holders of outstanding Participating Units (taking into account outstanding Incentive Units that have lesser Participation Thresholds (determined, with respect to such outstanding Incentive Units, by adding the Participation Threshold with respect to such Incentive Units to amounts received in respect of such Incentive Units for purposes of calculating whether such Incentive Units have received an amount equal to other Participating Units, and calculated immediately prior to such Distribution)).  Notwithstanding anything in this Agreement to the contrary, if any Incentive Unit is an Unvested Unit as of the date of any Distribution, such Unvested Unit shall not participate in such Distribution (but such Distribution may reduce the Participation Threshold of such Unvested Unit).

(b)Tax Distributions.

(i)Unless otherwise determined by the Board in its reasonable discretion, within fifteen (15) days following the end of each Tax Estimation Period, the Company shall distribute to each Member an amount in cash equal to the excess of (x)(A) the Income Amount allocated or allocable to such Member for the Tax Estimation Period in question and for all preceding Tax Estimation Periods, if any, within the Taxable Year containing such Tax Estimation Period multiplied by (B) the Assumed Tax Rate over (y) the aggregate amount of all prior Tax Distributions in respect of such Taxable Year and any Distributions made to such Member pursuant to Section 4.1(a), with respect to the Tax Estimation Period in question and any previous Tax Estimation Period falling in the Taxable Year containing the applicable Tax Estimation Period referred to in (x)(A) (amounts distributed pursuant to this Section 4.1(b) are herein referred to as “Tax Distributions”).  For purposes of this Agreement, the “Income Amount” for a Tax Estimation Period shall equal, with respect to any Member, an amount, if positive, equal to the net taxable income of the Company allocated or allocable to such Member for such Tax Estimation Period (excluding any guaranteed payments for services or any other compensation paid to a Member outside of this Agreement), minus any net taxable loss of the Company allocated or allocable to such Member for any prior Tax Estimation Period to the extent the Board determines in good faith after consulting with such Member that such net taxable loss (x) is usable by such Member to offset net taxable income of the Company allocated or allocable to such Member for the current Tax Estimation Period (or would be so usable if such net taxable loss had not been previously used by such Member to offset the net taxable income from other sources) and (y) has not previously been determined to be usable by such Member to offset net taxable income of the Company allocated or allocable to such Member for any prior Tax Estimation Period.  For purposes of calculating the Income Amount for a Member with respect to any Tax Estimation Period or a net taxable loss for a Member in any prior Taxable Year, any allocation of income, gain, loss and deduction under Section 704(c) of the Code shall be taken into account.  Tax Distributions pursuant to this Section 4.1(b) shall be treated as advances of Distributions under Section 4.1(a), and shall reduce or offset amounts otherwise distributable pursuant to Section 4.1(a).

(ii)For purposes of this Agreement, the “Assumed Tax Rate” for a Tax Estimation Period shall be the maximum effective tax rate for ordinary income or long-term capital gains (as applicable) in effect from time to time with respect to an individual resident and working in New York City, New York. Accordingly, as of the date hereof, (1) the Assumed Tax Rate for ordinary income will be 53.5%, which is 40.8% (the highest marginal U.S. federal ordinary income tax rate applicable to individuals, plus the 3.80% tax on net investment income) plus 12.70% (the increase for New York State and New York City taxes); and (2) the Assumed Tax Rate for long-term capital gains will be 36.5%, which is 23.80% (the highest marginal U.S. federal long-term capital gains tax rate applicable to individuals, plus the 3.80% tax on net investment income) plus 12.70% (the increase for New York State and New York City taxes). The Board shall have the authority, in its reasonable discretion, to make appropriate adjustments to the Assumed Tax Rates;

provided, that, without the prior written consent of the CO Member Representative, the Assumed Tax Rate shall in no event be less than the maximum effective tax rate for ordinary income or long-term capital gains (as applicable) in effect from time to time with respect to an individual resident and working in the jurisdiction of the CO Member with the highest effective combined state and local tax rate.  For purposes of this Agreement, “Tax Estimation Period” shall mean each period from January 1 through March 31, from April 1 through June 30, from July 1 through September 30, and from October 1 through December 31 of each Taxable Year; provided, however, that the Company’s first Tax Estimation Period shall begin on the day immediately following the Effective Date.

(iii)Notwithstanding anything to the contrary herein, no Tax Distributions will be required to be made with respect to any Liquidity Event, although any unpaid Tax Distributions with respect to any Tax Estimation Period, or portion thereof, ending before a Liquidity Event shall continue to be required to be paid prior to any Distributions being made under Section 4.1(a).

(c)Each Distribution pursuant to Section 4.1(a) and each Distribution pursuant to Section 4.1(b) shall be made to the Persons shown on the Company’s books and records as Members as of the date of such Distribution; provided, however, that any transferor and transferee of Units may mutually agree as to which of them should receive payment of any Distribution under Section 4.1(b).

4.2Allocations.  Except as otherwise provided in Section 4.3, net Profits or net losses (if any) for any Taxable Year shall be allocated among the holders of Units in such a manner that, as of the end of such Taxable Year, the sum of (i) the Capital Account of each holder, (ii) such holder’s share of Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(g)) and (iii) such holder’s partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(3)) shall be as close as possible to the respective net amounts, positive or negative, which would be distributed to them or for which they would be liable to the Company under this Agreement, determined as if the Company were to (x) liquidate the assets of the Company for an amount equal to their book values (as maintained pursuant to the capital account maintenance provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)) and (y) distribute the proceeds of liquidation pursuant to Section 12.2 (limiting payment in respect of nonrecourse liabilities to the fair market value of collateral securing or available to satisfy such liabilities), treating all unvested Incentive Units as vested for this purpose.

4.3Special Allocations.

(a)Losses attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i).  If there is a net decrease during a Taxable Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(3)), Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the holders of Units in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(i)(4).  This Section 4.3(a) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(i)(4), and shall be interpreted in a manner consistent therewith.

(b)Nonrecourse deductions (as determined according to Treasury Regulation Section 1.704-2(b)(1)) for any Taxable Year shall be allocated to each holder of Units based upon each such holder’s pro rata based on the number of Units held by each Member.  Except as otherwise provided in Section 4.3(a), if there is a net decrease in the Minimum Gain during any Taxable Year, each holder of Units shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(f).  This

Section 4.3(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c)If any holder of Units that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Sections 4.3(a) and 4.3(b) but before the application of any other provision of this Article 4, then Profits for such Taxable Year shall be allocated to such holder in proportion to, and to the extent of, such Adjusted Capital Account Deficit.  This Section 4.3(c) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

4.4Tax Allocations.

(a)Except as provided in Sections 4.4(b), (c) and (d), the income, gains, losses, deductions and credits of the Company will be allocated, for federal, state and local income tax purposes, among the holders of Units in accordance with the allocation of such income, gains, losses, deductions and credits among the holders of Units for book purposes.

(b)Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the holders of Units in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its book value, using such permissible method as the Board may select in its sole discretion.

(c)If the book value of any Company asset is adjusted pursuant to Section 3.3, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its book value in the same manner as under Code Section 704(c).

(d)Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the holders of Units according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(e)The Company and the Members shall not treat any of the rights of the Members holding Class CG Units with respect to their Class CG Units as giving rise to any guaranteed payments within the meaning of Section 707(c) of the Code.

(f)Allocations pursuant to this Section 4.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any holder’s Capital Account or share of book income, gain, loss or deduction, Distributions or other Company items pursuant to any provision of this Agreement.

Article 5

MANAGEMENT

5.1Authority of Board.  Except for situations in which the approval of one or more of the Members is specifically required by the express terms of this Agreement or a non-waivable provision of the Delaware Act, and subject to the other provisions of this Article 5, (i) all management powers over the business and affairs of the Company shall be exclusively vested in a board of managers (the “Board”), (ii) the Board shall conduct, direct and exercise full control over all activities of the Company, and (iii) the

Board shall have the sole power to bind or take any action on behalf of the Company, or to exercise any rights and powers (including, without limitation, the rights and powers to take certain actions, give or withhold certain consents or approvals, or make certain determinations, opinions, judgments or other decisions) granted to the Company under this Agreement or any other agreement, instrument or other document to which the Company is a party.  Each member of the Board is referred to herein as a “Manager.” The Managers shall be the “managers” of the Company for the purposes of the Delaware Act.  The Managers are hereby designated as authorized persons, within the meaning of the Delaware Act, to execute, deliver and file the certificate of formation of the Company and all other certificates (and any amendments and/or restatements hereof) required or permitted by the Delaware Act to be filed in the Office of the Secretary of State of the State of Delaware.  The Managers are hereby authorized to execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.  Any Manager so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them.

5.2Actions of the Board.  Unless otherwise provided in this Agreement, any decision, action, approval or consent required or permitted to be taken by the Board may be taken by the Board (i) through meetings and written consents pursuant to Section 5.5 and (ii) through any Person or Persons to whom authority and duties have been delegated pursuant to Section 5.6.

5.3Composition.

(a)Until the Effective Time, the Board shall consist of one (1) Manager, who is appointed by TopCo and shall initially be Bruce Thompson.

(b)Upon the Effective Time, the Board shall automatically be expanded initially to consist of three (3) Managers.  Such Managers shall be appointed as follows:

(i)so long as TopCo owns, either directly or indirectly, at least 1,428,570 Class CO Units (which number is subject to appropriate adjustment for any Unit splits, Unit dividends and other recapitalizations or similar adjustments), TopCo shall have the right to appoint one (1) Manager (the “CO Board Member”), initially Bruce Thompson; and

(ii)so long as Parent owns any Class CG Units, Parent shall have the right to appoint the other Managers (each, a “CG Board Member”), initially Jason Trevisan and Samuel Zales.

(c)A Manager designated under Section 5.3(a) may only be removed from the Board (with or without cause) by the Person(s) who are entitled to appoint such Manager pursuant to Section 5.3(a).

(d)In the event that any Manager designated under Section 5.3(a) ceases to serve as a Manager as a result of death, disability, resignation, removal or other termination of such Manager for any reason, the resulting vacancy on the Board shall be filled only by the Person(s) who are entitled to appointed such Manager pursuant to Section 5.3(a).

5.4Proxies.  A Manager may vote at a meeting of the Board or any committee thereof either in person or by proxy executed in writing by such Manager.  An email or similar transmission by the Manager, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Manager, shall (if stated thereon) be treated as a proxy executed in writing for purposes of this Section 5.4.

Proxies for use at any meeting of the Board or any committee thereof or in connection with the taking of any action by written consent shall be filed with the Board, before or at the time of the meeting or execution of the written consent as the case may be.  All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the majority of the Board, who shall decide all questions concerning the qualification of voters, the validity of the proxies and the acceptance or rejection of votes.  No proxy shall be valid after eleven months from the date of its execution unless otherwise provided in the proxy.  A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and that the proxy is coupled with an interest.  Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.

5.5Meetings, etc.

(a)Meetings of the Board and any committee thereof shall be held at the principal office of the Company or at such other place as may be determined by the Board or such committee.  A majority of the Managers then serving on the Board, present in person or through their duly authorized attorneys-in-fact, shall constitute a quorum at any meeting of the Board.  Business may be conducted once a quorum is present.  Regular meetings of the Board shall be held on such dates and at such times as shall be determined by the Board.  Special meetings of the Board may be called by a majority of the Managers then serving on the Board (or, in the case of a special meeting of any committee of the Board, by a majority of the members thereof) or (ii) any CG Board Member, in each case, on at least 24 hours’ prior written notice to the other Managers, which notice shall state the purpose or purposes for which such meeting is being called.  Participation or attendance of a Manager at any meeting or committee meeting, as the case may be, constitutes presence in person at the meeting and waiver of notice of such meeting, if required, except where a Manager participates in or attends the meeting or committee meeting, as the case may be, for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.  When any notice is required to be given to any Manager, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice (if any is required) or waiver of notice of such meeting.  The actions by the Board or any committee thereof may be taken by vote of the Board or any committee at a meeting of the members thereof or by written consent (without a meeting, without notice and without a vote) so long as such consent is signed by at least the minimum number of Managers that would be necessary to authorize or take such action at a meeting of the Board or such committee in which all members thereof were present.  Prompt notice of the action so taken without a meeting shall be given to those Managers who have not consented in writing.  A meeting of the Board or any committee may be held by conference telephone or similar communications equipment by means of which all individuals participating in the meeting can be heard.

(b)Each Manager shall have one vote on all matters submitted to the Board or any committee thereof (whether the consideration of such matter is taken at a meeting, by written consent or otherwise).  Except as provided in this Section 5.5(b), the affirmative vote (whether by proxy or otherwise) of a majority of the Managers then serving on the Board shall be the act of the Board.  Except as otherwise provided by the Board when establishing any committee, the affirmative vote (whether by proxy or otherwise) of a majority of the members then serving on such committee shall be the act of such committee. For so long as there is a CO Board Member, any loans to or from Affiliates by the Company shall require the affirmative of a majority of the Managers then serving on the Board, including the CO Board Member, and no such action shall be taken if there is a vacancy in the CO Board Member position until reasonable opportunity has been given for such vacancy to be filled in accordance with Section 5.3(b)(i).

(c)Except as otherwise determined by the Board, the Managers shall not be compensated for their services as members of the Board.

5.6Delegation of Authority.  The Board may, from time to time, delegate to one or more Persons (including any Manager, officer of the Company or other Person, and including through the creation and establishment of one or more committees) such authority and duties as the Board may deem advisable.  The Board may set forth the powers and purpose of any committee it creates in a written charter, or in a resolution adopted by the Board.

5.7Limitation of Liability.

(a)Except as otherwise provided herein or in an agreement entered into by such Person and the Company, no Manager or any of such Manager’s Affiliates shall be liable to the Company or to any Member for any act or omission performed or omitted by such Manager in its capacity as a member of the Board (or any committee thereof) pursuant to authority granted to such Person by this Agreement; provided that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to such Person’s acts or omissions as an officer or employee or gross negligence, willful misconduct or knowing violation of law or for any present or future breaches of any representations, warranties or covenants by such Person or its Affiliates contained herein or in any other agreements between such Person or its Affiliates and the Company.  The Board may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and no Manager or any of such Manager’s Affiliates shall be responsible for any misconduct or negligence on the part of any such agent appointed by the Board (so long as such agent was selected in good faith and with reasonable care).  The Board shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Board in good faith reliance on such advice shall in no event subject the Board or any Manager thereof to liability to the Company or any Member.

(b)Whenever in this Agreement or any other agreement contemplated herein the Board is permitted or required to take any action or to make a decision in its “sole discretion” or “discretion,” with “complete discretion” or under a grant of similar authority or latitude, the Board shall be entitled to consider such interests and factors as it desires, provided that the Board shall act in good faith.

(c)Whenever in this Agreement the Board is permitted or required to take any action or to make a decision in its “good faith” or under another express standard, the Board shall act under such express standard and, to the extent permitted by applicable law, shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, and, notwithstanding anything contained herein to the contrary, so long as the Board acts in good faith, the resolution, action or terms so made, taken or provided by the Board shall not constitute a breach of this Agreement or any other agreement contemplated herein or impose liability upon the Board, any Manager thereof or any of such Manager’s Affiliates.

5.8Limitation of Liability.  Except as provided in this Agreement or in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Manager shall be obligated personally for any such debts, obligations or liabilities solely by reason of acting as a Manager.  A Manager (in his or her capacity as such) shall not be personally liable for the Company’s obligations, liabilities and losses.  Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Managers for liabilities of the Company.

5.9Fiduciary Duties.  Each Manager shall, to the fullest extent permitted by the Delaware Act, have no duties of any kind or nature (at law, in equity, under this Agreement or otherwise, including any fiduciary duties or any similar duties) to the Company, to any Member or holder of Units, to any Affiliate of any Member or holder of Units, to any creditor of the Company or any of its Subsidiaries, or to any other Person; provided, that the implied contractual covenant of good faith and fair dealing shall be applicable only to the limited extent as required by the Delaware Act.  The provisions of this Agreement, to the extent that they restrict the duties (including fiduciary duties) and liabilities of a Manager otherwise existing at law or in equity or by operation of the preceding sentence, are agreed by the Members to replace such duties and liabilities of such Manager.  For the avoidance of doubt, nothing in this Section 5.9 shall eliminate or restrict the duties of any officer or employee of the Company to the Company, its Subsidiaries, their creditors and any other person to whom such duties are owed by officers under applicable law acting in their capacity as such.

Article 6

RIGHTS AND OBLIGATIONS OF MEMBERS

6.1Limitation of Liability.  Except as provided in this Agreement or in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member shall be obligated personally for any such debts, obligations or liabilities solely by reason of being a Member.  Except as otherwise provided in this Agreement, a Member’s liability (in its capacity as such) for Company obligations, liabilities and losses shall be limited to the Company’s assets; provided that a Member shall be required to return to the Company any Distribution made to it in clear and manifest accounting or similar error.  The immediately preceding sentence shall constitute a compromise to which all Members have consented within the meaning of the Delaware Act.  Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

6.2Lack of Authority.  No Member in its capacity as such (other than in its capacity as a Manager or as a Person delegated authority pursuant to Section 5.6) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditures on behalf of the Company.  The Members hereby consent to the exercise by the Board and the Managers of the powers conferred on them by law and this Agreement.

6.3No Right of Partition.  No Member shall have the right to seek or obtain partition by court decree or operation of law of any Company property, or the right to own or use particular or individual assets of the Company.

6.4Indemnification.

(a)The Company hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment, substitution or replacement), against all reasonable expenses, liabilities and losses (including judgments, fines, excise taxes or penalties and reasonable attorneys’ fees) incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Manager or a member of a committee of the Board, or if such indemnification is approved by the Board, such Person is or was a Member, officer, employee, Partnership Representative or other agent of the Company or is or was serving at the request of the Company as a manager, officer, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise; provided that (unless the Board otherwise consents) no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ gross negligence, willful misconduct or knowing violation of law.  Expenses, including reasonable attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding related to any such indemnifiable matter shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amounts if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

(b)The right to indemnification and the advancement of expenses conferred in this Section 6.4 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, vote of the Board or otherwise.

(c)The Company will maintain directors’ and officers’ liability insurance, at its expense, for the benefit of the Managers and officers of the Company and of any other Persons to whom the Board has delegated its authority pursuant to Section 5.6.

(d)Notwithstanding anything contained herein to the contrary (including in this Section 6.4), any indemnity by the Company relating to the matters covered in this Section 6.4 shall be provided out of and to the extent of Company assets only and no Member (unless such Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional capital contributions or otherwise provide funding to help satisfy such indemnity of the Company.

(e)If this Section 6.4 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 6.4 to the fullest extent permitted by any applicable portion of this Section 6.4 that shall not have been invalidated and to the fullest extent permitted by applicable law.

6.5Members’ Right to Act.  For matters that require the approval of the Members generally (rather than the approval of the Board on behalf of the Members or the approval of a particular group of Members), the Members shall act through meetings and written consents as described in paragraphs (a) and (b) below:

(a)Except as otherwise expressly provided by this Agreement or as required by non-waivable provision of the Delaware Act, acts by the Requisite Members shall be the act of the Members.  Any Member entitled to vote at a meeting of Members or to express consent or dissent to Company action in writing without a meeting may authorize another person or persons to act for it by proxy.  An email or similar transmission by the Member, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Member, shall (if stated thereon) be treated as a proxy executed in writing for purposes of this Section 6.5(a).  No proxy shall be voted or acted upon after eleven months from the date thereof, unless the proxy provides for a longer period.  A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and that the proxy is coupled with an interest.  Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or, if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.

(b)The actions by the Members permitted hereunder may be taken at a meeting called by the Board or by the Requisite Members on at least twenty-four (24) hours’ prior written notice to the other Members entitled to vote, which notice shall state the purpose or purposes for which such meeting is being called.  Participation or attendance of a Member at any meeting of Members constitutes presence in person at the meeting and waiver of notice of such meeting, if required, except where a Member participates in or attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.  When any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice.  The actions by the Members entitled to vote or consent may be taken by vote of the Members entitled to vote or consent at a meeting or by written consent (without a meeting, without notice and without a vote) so long as such consent is signed by the Members having not less than the minimum number of Units that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted.  Prompt notice of the action so taken without a meeting shall be given to those Members entitled to vote or consent who have not consented in writing.  Any action taken pursuant to such written consent of the Members shall have the same force and effect as if taken by the Members at a meeting thereof.

6.6Conflicts of Interest.

(a)In recognition of the fact that the Company and its Subsidiaries, on the one hand, and the members of the Parent Group, separately on the other hand, may currently or in the future engage in the same or similar activities or lines of business and have an interest in the same areas and types of corporate opportunities, and in recognition of the benefits to be derived by the Company and its Subsidiaries through their continued contractual, corporate and business relations with the members of the Parent Group (including possible service of directors, officers and employees of the members of the Parent Group as Managers, directors, officers and employees of the Company and its Subsidiaries), the provisions of this Section 6.6(a) are set forth to regulate and define the conduct of members of the Parent Group, and the powers, rights, duties and liabilities of the Company and its Subsidiaries, as well as its Managers, officers, employees and members in connection therewith.  To the fullest extent permitted by law: (i) each member of the Parent Group shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage or otherwise participate in any manner whatsoever in the same, similar or competing business activities or lines of business as the Company or its Subsidiaries, (B) do business with any client or customer of the Company or its Subsidiaries, or (C) make investments in competing businesses of the Company or its Subsidiaries, and such acts shall not be deemed wrongful or improper; (ii) no member of the Parent Group shall be liable to the Company for breach of any duty (contractual or otherwise), including without limitation fiduciary duties, by reason of any such activities or of such Person’s participation therein; and (iii) in the event any member of the Parent Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or its Subsidiaries, on the one hand, and any member of the Parent Group, on the other hand, as the case may be, or any other Person, no member of the Parent Group shall have any duty (contractual or otherwise), including without limitation fiduciary duties, to communicate, present or offer such corporate opportunity to the Company or its Subsidiaries and shall not be liable to the Company or its Subsidiaries for breach of any duty (contractual or otherwise), including without limitation fiduciary duties, by reason of the fact that any member of the Parent Group directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present or communicate such opportunity to the Company or its Subsidiaries, even though such corporate opportunity may be of a character that, if presented to the Company or its Subsidiaries, could be taken by the Company or its Subsidiaries.  The Company, on behalf of itself and each of its current or future Subsidiaries, hereby renounces any interest, right, or expectancy in any such opportunity not offered to it by the Parent Group, to the fullest extent permitted by law, and the Company, on behalf of itself and each of its current or future Subsidiaries, and each Member hereby waives any claim against each member of the Parent Group and/or any CG Board Member or any of their respective direct or indirect beneficial owners based on the corporate opportunity doctrine, any alleged unfairness to the Company or such Member or otherwise that would require any CG Board Member or any of their respective direct or indirect beneficial owners to offer any opportunity relating thereto to the Company or the Board.  Notwithstanding anything in this Section 6.6(a) to the contrary, the implied contractual covenant of good faith and fair dealing shall continue be applicable to CG Board Members to the limited extent as required by the Delaware Act.

(b)Neither the alteration, amendment or repeal of Section 6.6(a) nor the adoption of any provision of this Agreement inconsistent with Section 6.6(a) shall eliminate or reduce the effect of Section 6.6(a) in respect of any matter occurring, or any cause of action, suit or claim that, but for Section 6.6(a), would accrue or arise, prior to such alteration, amendment, repeal or adoption.

Article 7

BOOKS, RECORDS, ACCOUNTING AND REPORTS

7.1Records and Accounting.  The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 7.3 or pursuant to applicable laws.  All matters concerning (i) the determination of the relative amount of allocations and Distributions among the Members pursuant to Article 3 and Article 4 and (ii) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Board, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.

7.2Fiscal Year.  The Fiscal Year of the Company shall be such annual accounting period as is established by the Board from time to time.  The Taxable Year of the Company shall be the annual period ending on December 31, unless otherwise required by law.

7.3Reports. (i)  The Company shall use reasonable best efforts to deliver or cause to be delivered, (i) as soon as reasonably possible after the end of each Tax Estimation Period, such information concerning the Company as is reasonably required to enable the Members (or their beneficial owners) to pay estimated federal and state income taxes and (ii) as soon as practicable following the completion of each Taxable Year, but in all events within sixty (60) days after the end of each Taxable Year, to each Person who was a holder of Units at any time during such Taxable Year all information from the Company necessary for the preparation of such Person’s United States federal and state income tax returns; provided, however, that the Company shall not be obligated under this Section 7.3 to provide information (A) that the Company reasonably determines in good faith to be a trade secret or highly confidential information or (B) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel or result in a conflict of interest.  Except as set forth in the immediately preceding sentence, Sections 2 or 3 of Annex I or any separate written agreement between the Company and any Member, no Member shall have the right to any other information from the Company, except as may be required by non-waivable provision of the Delaware Act.

7.4Transmission of Communications.  Each Person that owns or controls Units on behalf of, or for the benefit of, another Person or Persons shall be responsible for conveying any report, notice or other communication received from the Company to such other Person or Persons.

7.5Confidentiality.  Each CO Member and each CO Indirect Holder agrees, for so long as such Person owns any direct or indirect beneficial interest in any Units and for a period of three (3) years thereafter, to keep confidential any non-public information provided to such Person by the Company and to use any such confidential, non-public information, only in connection with the business of the Company or the internal administration of such CO Member’s membership interest (or such CO Indirect Holder’s indirect membership interest) in the Company; provided, however, that nothing herein will limit the disclosure of any information (i) to the extent required by law, statute, rule, regulation, judicial process, subpoena or court order or requested by any governmental agency or other regulatory authority; (ii) that is in the public domain or becomes generally available to the public other than as a result of the disclosure by the parties in violation of this Agreement; or (iii) to such Person’s advisors, representatives and Affiliates; provided that such Affiliates shall have been advised of this Agreement and shall have expressly agreed to be bound by the confidentiality provisions hereof, or shall otherwise be bound by comparable obligations of confidentiality, and the applicable CO Member or CO Indirect Holder shall be responsible for any breach of this Agreement by any of its Affiliates and such Person agrees, at its sole expense, to take reasonable measures (including but not limited to court proceedings) to restrain its Affiliates from prohibited or unauthorized disclosure or use of any confidential information.

Article 8

TAX MATTERS

8.1Preparation of Tax Returns.  The Company shall arrange for the preparation and timely filing of all tax returns required to be filed by the Company.  Each Member will, upon request, supply to the Company all reasonably accessible, pertinent information in its possession relating to the operations of the Company necessary to enable the Company’s tax returns to be prepared and filed. The Company shall provide drafts of the Company’s U.S. federal income tax returns to TopCo at least twenty (20) days prior to the due date for the filing of such returns, and shall consider in good faith any comments that TopCo makes to such drafts.

8.2Tax Elections.  The Board shall in its reasonable discretion exercised in good faith determine whether to make or revoke any available election or decision relating to tax matters, including any controversy described in Section 8.3, pursuant to the Code. The Board in its sole discretion may direct the Partnership Representative to elect the application of Code Section 6226 (or any similar provision of state, local or non-U.S. law) with respect to any Imputed Underpayment Amount but is not required to do so.  Each Member will upon request supply any information necessary to give proper effect to such election.  The Company will (and if applicable, will cause any Subsidiaries to) make and maintain a Section 754 election on its Tax Return for any taxable year that includes purchase of Class CO Units and/or Incentive Units by Parent pursuant to the First Call Right, the Second Call Right, or the Put Right if such an election has not previously been made for the Company (and any applicable Subsidiary).

8.3Tax Controversies.  Unless and until another Member is designated as the partnership representative by the Board, the partnership representative of the Company as provided in the Treasury Regulations under Code Section 6223 and any analogous provisions of state or local law shall be as specified by the Board, and in such capacity is referred to as the “Partnership Representative”.  The Partnership Representative shall initially be Parent.  On behalf of the Company, the Partnership Representative (or its designee) shall subject to the approval of the Board be permitted to appoint any “designated individual” permitted under Treasury Regulations Sections 301.6223-1 and 301.6223-2 or any

successor regulations or similar provisions of tax law, and unless the context otherwise requires, any reference to the Partnership Representative in this Agreement includes any such designated individual.  The Partnership Representative and the designed individual shall be entitled to be reimbursed by the Company for all out-of-pocket costs and expenses incurred as a result of acting as the Partnership Representative and designated individual in connection with any proceeding involving the Company and to be indemnified by the Company (solely out of Company assets) with respect to any action brought against it as a result of acting as Partnership Representative or designated individual in connection with the resolution or settlement of any such proceeding.  Notwithstanding the preceding sentence, the Partnership Representative or designated representative shall not be entitled to indemnification for such costs and expenses if such person has not acted in good faith.  Each Member hereby agrees (i) to take such actions as may be required to effect Parent’s designation as the Partnership Representative, and on behalf of the Company, the Partnership Representative’s appointment(s) (and replacements) of any applicable “designated individual,” (ii) to cooperate to provide any information or take such other actions as may be reasonably requested by the Partnership Representative in order to determine whether any Imputed Underpayment Amount may be modified pursuant to Code Section 6225(c) and any corresponding provision of applicable state or local law, and (iii) to, upon the request of the Partnership Representative, either file any amended U.S. federal income tax return and pay any tax due in connection with such tax return, or undertake the alternative “pull-in” procedure, in accordance with Code Section 6225(c)(2) and any corresponding provision of applicable state or local law.  The provisions of this Section 8.3 and a Member’s obligation to comply with this Section 8.3 shall survive any liquidation and dissolution of the Company and the transfer, assignment or liquidation of such Member’s Company Interest.  Notwithstanding the foregoing, the Partnership Representative (including, for the avoidance of doubt, any designated individual) shall not: (a) settle disputes with the Internal Revenue Service, (b) extend the statute of limitations for any taxes, or (c) take any other significant action affecting the tax liability of the Company and the Members (including, without limitation, undertaking the “pull-in procedure” in accordance with Code Section 6225(c)(2)) without the prior consent of the Board.

8.4Tax Treatment of Transaction.  The Company and each Member shall treat the transactions contemplated by the Purchase Agreement for U.S. federal (and applicable state and local) income tax purposes in a manner required by Section 1.8 of the Purchase Agreement and all tax returns shall be prepared in a manner consistent therewith.

8.5Tax Communications.  The Partnership Representative shall use reasonable efforts to inform the Members of all material tax matters that come to its attention in its capacity as Partnership Representative, including, without limitation, any matter that could materially affect the tax liability of the Members, within ten (10) days after the Partnership Representative becomes aware of such matters, and shall consider in good faith any input provided by the Members in respect of such matters.

Article 9

RESTRICTIONS ON TRANSFER OF UNITS; PREEMPTIVE RIGHTS; REDEMPTION

9.1Transfers of Units.

(a)Except as otherwise provided in this Section 9.1(a), no Holder may Transfer any Units without the prior written consent of the Board.  Except as provided in Section 9.1(b) below, all Transfers are subject to compliance with Sections 9.2 and 9.3.  The restrictions set forth in this Section 9.1(a) shall continue with respect to each Unit until the first to occur of (i) the consummation of an IPO or (ii) the consummation of an Approved Sale.

(b)The restrictions contained in Sections 9.1(a), 9.2 and 9.3 shall not apply to any Transfer of Units by any Holder (i) pursuant to Section 12.7 or Section 12.8, (ii) by any Holder to a member of such Holder’s Family Group or a trust solely for the benefit of such Holder and such Holder’s Family Group (or a re-Transfer of such Units back to such Holder by such Family Group member or by such trust ) or pursuant to the applicable laws of descent or distribution among such Holder’s Family Group, (iii) pursuant to Section 3.9 or (iv) to Parent pursuant to Section 4, Section 5 or Section 6 of Annex I; provided that the restrictions contained in this Agreement will continue to apply to the Units after any Transfer pursuant to clause (ii) and each transferee of Units shall agree in writing, prior to and as a condition precedent to the effectiveness of such Transfer, to be bound by the provisions of this Agreement, without modification or condition, subject only to the consummation of such Transfer.  Upon the Transfer of Units pursuant to clause (ii) of the first sentence of this Section 9.1(b), the transferor will deliver written notice to the Company, which notice will disclose in reasonable detail the identity of such transferee(s) and shall include original counterparts of this Agreement signed on behalf of the transferee in a form acceptable to the Company.

(c)Any Imputed Underpayment Amount that is properly allocable to an assignor of an interest, as reasonably determined by the Board, shall be treated as a Withholding Payment with respect to the applicable assignee in accordance with Section 3.7.  Furthermore, as a condition to any assignment, each assignor shall be required to agree (i) to continue to comply with the provisions of Section 8.3 notwithstanding such assignment and (ii) to indemnify and hold harmless the Company from and against any and all liability with respect to the assignee’s Withholding Payments resulting from Imputed Underpayment Amounts attributable to the assignor.

(d)If the Company is obligated to pay any taxes (including penalties, interest, costs, any addition to tax, Withholding Payments or other tax withholdings or other amounts in the nature of a tax) to any Governmental Entity that are specifically attributable to a Member or such Member’s transferor or that are a result of any Transfer of a Company Interest, including, without limitation, on account of Sections 864 or 1446 of the Code, then (x) such Persons shall indemnify the Company in full for the entire amount paid or payable, (y) the Board may offset future Distributions to which such Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Company under this Section 9.1(d) and (z) such amounts shall be treated as a Withholding Payment pursuant to Section 3.7 with respect to both such former Member and such former Member’s transferee(s), in each case, without duplication of any indemnification for Withholding Payments made under Section 3.7.

(e)Notwithstanding anything in this Agreement to the contrary, except as otherwise agreed by the Board in its sole discretion, as a condition to any Proposed Transfer:

(i)if the Member who proposes to Transfer its Company Interest (or if such Member is a disregarded entity for U.S. federal income tax purposes, the first direct or indirect beneficial owner of such Member that is not a disregarded entity (the “Member’s Owner”)) is a “United States person” as defined in Section 7701(a)(30) of the Code, then such Member (or the Member’s Owner, if applicable) shall complete and provide to both of the transferee and the Company, a duly executed affidavit in the form provided to such transferor by the Company, certifying, under penalty of perjury, that the Member (or Member’s Owner, if applicable) is not a foreign person, nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate (as such terms are defined under the Code and applicable Treasury Regulations, including for purposes of Code Sections 1445 and 1446) and the Member’s (or Member’s Owner’s, if applicable) United States taxpayer identification number, or

(ii)if the Member who proposes to Transfer its Company Interest (or if such Member is a disregarded entity for U.S. federal income tax purposes, the Member’s Owner) is not “United States person” as defined in Section 7701(a)(30) of the Code, then such transferor and transferee shall jointly provide to the Company written proof reasonably satisfactory to the Board that any applicable Withholding Payment or any other withholding tax that may be imposed on such transfer or assignment (including, but not limited to, pursuant to Sections 864 and 1446 of the Code) and any related tax returns or forms that are required to be filed, have been, or will be, timely paid and filed, as applicable.

9.2Right of First Refusal.

(a)Each Holder hereby unconditionally and irrevocably grants to Parent a Right of First Refusal to purchase all or any portion of any Units that such Holder may propose to Transfer (“Transfer Units”), at the same price and on the same terms and conditions as those offered to the Prospective Transferee.  Each Holder proposing to make a Proposed Transfer (each such Holder, a “Transferring Holder”) must deliver a Proposed Transfer Notice to Parent and each Rights Holder not later than forty-five (45) days prior to the consummation of such Proposed Transfer.  Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Transfer and the identity of the Prospective Transferee.  To exercise its Right of First Refusal under this Section 9.2(a), Parent must deliver a Parent Notice to the Transferring Holder within fifteen (15) days after delivery of the Proposed Transfer Notice.  In the event of a conflict between this Agreement and any other agreement that may have been entered into by a Transferring Holder with Parent that contains a preexisting right of first refusal, Parent and such Transferring Holder acknowledge and agree that the terms of this Agreement shall control and the preexisting right of first refusal shall be deemed satisfied by compliance with this Section 9.2.  If Parent elects to exercise its Right of First Refusal with respect to part but not all of the Transfer Units subject to a Proposed Transfer by a Transferring Holder, Parent must deliver a Parent Secondary Notice to the Transferring Holder and to each other Rights Holder to that effect no later than fifteen (15) days after the Transferring Holder delivers the Proposed Transfer Notice to Parent.  If Parent does not timely deliver a Parent Notice or a Parent Secondary Notice as set forth in this Section 9.2(a), then Parent shall be deemed to have waived its Right of First Refusal with respect to the Proposed Transfer.

(b)If the consideration proposed to be paid for the Transfer Units is in property, services or other non-cash consideration, the Fair Market Value of such non-cash consideration shall be as determined by the Board and as set forth in the Parent Notice.  If Parent cannot for any reason pay for the Transfer Units in the same form of non-cash consideration, Parent may pay the Fair Market Value of such consideration in cash.  The closing of the purchase of Transfer Units by Parent shall take place, and all payments from Parent shall have been delivered to the Transferring Holder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Transfer, (ii) forty-five (45) days after delivery of the Proposed Transfer Notice, and (iii) five (5) business days after such date on which all regulatory (including antitrust) or competition notices or clearances required by applicable law with respect to such purchase by Parent have been obtained.

(c)Parent shall be entitled to assign (in whole or in part) its rights under this Section 9.2 to any Affiliate of Parent.  The provisions of this Section 9.2 shall continue with respect to each Unit until the first to occur of (i) the consummation of an IPO, or (ii) the consummation of an Approved Sale.

9.3Right of Co-Sale.

(a)If any Transfer Units subject to a Proposed Transfer by a Transferring Holder are not purchased by Parent or an Affiliate of Parent pursuant to Section 9.2 above and thereafter are to be sold to a Prospective Transferee, then each Rights Holder (other than the Rights Holder that is also the Transferring Holder, if applicable) may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Transfer as set forth in this Section 9.3 and otherwise on the same terms and conditions specified in the Proposed Transfer Notice.  Each Rights Holder who desires to exercise its Right of Co-Sale (each, a “Participating Member”) must give the Transferring Holder written notice to that effect within fifteen (15) days after the deadline for delivery of the Parent Secondary Notice described above, and upon giving such notice such Rights Holder shall be deemed to have effectively exercised the Right of Co-Sale.

(b)Each Participating Member may include in the Proposed Transfer all or any part of such Participating Member’s Units equal to the product obtained by multiplying (i) the aggregate number of Transfer Units subject to the Proposed Transfer by (ii) a fraction, the numerator of which is the number of Units that are not Unvested Units owned by such Participating Member immediately before consummation of the Proposed Transfer and the denominator of which is the total number of Units that are not Unvested Units owned in the aggregate, by all Participating Members immediately prior to the consummation of the Proposed Transfer, plus, without duplication, the number of Transfer Units held by the Transferring Holder.  To the extent one or more of the Participating Members exercise such right of participation in accordance with the terms and conditions set forth herein, the number of Transfer Units that the Transferring Holder may sell in the Proposed Transfer shall be correspondingly reduced.

(c)The parties hereby agree that the terms and conditions of any sale pursuant to this Section 9.3 will be memorialized in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction and the parties further covenant and agree to enter into such an agreement as a condition precedent to any sale or other transfer pursuant to this Section 9.3.  Neither the Transfer of Transfer Units by the Transferring Holder nor the Transfer of Units by a Participating Member shall be effective, unless, contemporaneously with such Transfer, the Prospective Transferee executes a counterpart to this Agreement, thereby agreeing to be bound to all the terms and conditions of this Agreement.  If any Prospective Transferee or Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from any Participating Member exercising its Right of Co-Sale hereunder, no Transferring Holder may sell any Transfer Units to such Prospective Transferee or Transferees unless and until, simultaneously with such sale, such Transferring Holder purchases all securities subject to the Right of Co-Sale from such Participating Member on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice.

(d)If any Proposed Transfer by a Transferring Holder is not consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by Parent (other than by reason of any failure of Parent or any Participating Member to comply with their respective obligations under Section 9.2 or this Section 9.3), the Transferring Holder proposing the Proposed Transfer may not sell any Transfer Units unless such Holder first complies in full with each provision of Section 9.2 and this Section 9.3.  The exercise or election not to exercise any right by any Rights Holder hereunder shall not adversely affect its right to participate in any other sales of Transfer Units subject to this Section 9.3.

(e)The provisions of this Section 9.3 shall continue with respect to each Unit until the first to occur of (i) the consummation of an IPO or (ii) the consummation of an Approved Sale.

9.4Effect of Failure to Comply with Right of First Refusal and Right of Co-Sale.

(a)Any Proposed Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company.  Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate.  Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Units not made in strict compliance with this Agreement).

(b)If any Transferring Holder becomes obligated to sell any Transfer Units to Parent under this Agreement and fails to deliver such Transfer Units in accordance with the terms of this Agreement, Parent may, at its option, in addition to all other remedies it may have, send to such Transferring Holder (as applicable) the purchase price for such Transfer Units as is herein specified and transfer to the name of Parent (or request that the Company effect such transfer in the name of Parent) on the Company’s books the Transfer Units to be sold.

(c)If any Transferring Holder purports to sell any Transfer Units in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Rights Holder who desires to exercise its Right of Co-Sale under Section 9.3 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Transferring Holder to purchase from such Rights Holder the type and number of Units that such Rights Holder would have been entitled to sell to the Prospective Transferee under Section 9.3 had the Prohibited Transfer been effected pursuant to and in compliance with the terms of Section 9.3.  The sale will be made on the same terms and subject to the same conditions as would have applied had the Transferring Holder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Rights Holder learns of the Prohibited Transfer, as opposed to the timeframe prescribed in Section 9.3.  Such Transferring Holder shall also reimburse each Rights Holder for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of its rights under Section 9.3.

9.5Additional Transfer Restrictions; Lock-Up.

(a)In connection with the Transfer of any Units, the holder thereof shall deliver written notice to the Company describing in reasonable detail the Transfer or proposed Transfer, which shall, if so requested by the Company, be accompanied by (i) an opinion of counsel which (to the Company’s reasonable satisfaction) is knowledgeable in securities law matters to the effect that such Transfer of Units may be effected without registration of such Units under the Securities Act or (ii) such other evidence reasonably satisfactory to the Company to the effect that such Transfer of Units may be effected without registration of such Units under the Securities Act.  The holder thereof shall not effect any Transfer of the same until the Prospective Transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this Agreement.

(b)Each Holder hereby agrees that it will not, directly or indirectly, without the prior written consent of the Company or its successor and the managing underwriter(s), (i) during the period commencing on the date of the final prospectus relating to an IPO and ending on the date specified by the Company or its successor and the managing underwriter(s) (such period not to exceed one hundred eighty (180) calendar days) and (ii) during the period commencing on the date of the final prospectus relating to any subsequent underwritten public offering by the Company or its successor of its Capital Stock to the public effected pursuant to an effective registration under the Securities Act (other than a registration on Form S-4 or Form S-8 or any successor forms) and ending on the date specified by the Company or its successor and managing underwriter(s) (such period not to exceed ninety (90) calendar days): (x) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Capital Stock in the Company or its successor or in Person that is not an individual that holds Capital Stock in the Company or its successor (whether such shares or any such securities are then owned by the holder of Capital Stock or are thereafter acquired), or (y) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Capital Stock, whether any such transaction described in clauses (x) or (y) above is to be settled by delivery of such Capital Stock, in cash or otherwise.  The foregoing provisions of this Section 9.5(b) shall not apply to the sale of any Capital Stock to an underwriter pursuant to an underwriting agreement.

9.6Assignee’s Rights.

(a)A Transfer of a Company Interest in accordance with this Agreement shall be effective as of the date of assignment and compliance with the conditions to such Transfer and such Transfer shall be shown on the books and records of the Company.  Income, loss and other Company items shall be allocated between the transferor and the Assignee according to Code Section 706 as determined by the Board.  Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made after such date shall be paid to the Assignee.

(b)Unless and until an Assignee becomes a Member pursuant to Article 10, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided that without relieving the Transferring Holder from any such limitations or obligations as more fully described in Section 9.5, such Assignee shall be bound by any limitations and obligations of a Member contained herein by which a Member would be bound on account of such Company Interest (including the obligation to make Capital Contributions on account of such Company Interest).

9.7Assignor’s Rights and Obligations.  Any Member who shall Transfer any Company Interest in accordance with this Agreement shall cease to be a Member with respect to such Company Interest and shall no longer have any rights or privileges, or, except as set forth in this Section 9.7, duties, liabilities or obligations, of a Member with respect to such Company Interest, except that unless and until the Assignee is admitted as a Substituted Member in accordance with the provisions of Article 10 (the “Admission Date”), (i) such assigning Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Company Interest, including, without limitation, the obligation (together with its Assignee pursuant to Section 9.6(b)) to make and return Capital Contributions on account of such Company Interest pursuant to the terms of this Agreement and (ii) the Board may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Company Interest for any period of time prior to the Admission Date.  Nothing contained herein shall relieve any Member who Transfers any Company Interest from any liability of such Member to the Company with respect to such Company Interest that may exist on the Admission Date or that is otherwise specified in the Delaware Act and incorporated into this Agreement or from any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the other agreements between such Member and the Company.

9.8Preemptive Rights.

(a)Except for the issuance or sale of Equity Securities (i) to officers, employees, managers, directors or consultants of the Company or its Subsidiaries or to TopCo or IncentiveCo pursuant to an incentive equity plan, agreement or arrangement approved by the Board, (ii) pursuant to an IPO, (iii) in connection with the reclassification, recapitalization, or conversion of any of the Company’s outstanding Equity Securities into another class of Equity Securities on terms made available to all holders of the same class of such outstanding Equity Securities, (iv) in connection with an acquisition of another company or business (whether by merger, recapitalization, consolidation, reorganization, combination or otherwise) by the Company or any of its Subsidiaries, (v) upon the exercise or conversion of any Options or Convertible Securities outstanding on the Effective Date or issued after the Effective Date in compliance with the provisions of this Section 9.8, (vi) any Unit split, Unit dividend or similar recapitalization, (vii) to a commercial lender or other financial institution in connection with a loan to the Company, or (viii) to any investment banking firm or placement agent for bona fide services rendered to the Company (collectively, “Exempt Equity Issuances” and each an “Exempt Equity Issuance”), if the Company authorizes the issuance or sale of any Equity Securities to any Person, the Company shall offer to sell to each Rights Holder a portion of such Equity Securities equal to the quotient determined by dividing (x) the number of Class CO Units and Class CG Units then held by such Rights Holder by (y) the Fully-Diluted Unit Capitalization.  Each Rights Holder shall be entitled to purchase such Equity Securities at the same price and on the same terms as such Equity Securities are to be offered to such Person.

(b)In connection with the issuance or sale of any Equity Securities to which the preemptive rights described in this Section 9.8 apply, the Company will deliver to each Rights Holder, as soon as reasonably practicable under the circumstances giving rise to the preemptive rights described in this Section 9.8, a written notice (the “Preemptive Rights Notice”) describing (i) the Equity Securities being offered, (ii) the purchase price and the payment terms of the Equity Securities being offered (including the date the Company is requesting delivery of funds with respect thereto), and (iii) such Rights Holder’s percentage allotment determined in accordance with Section 9.8(a).

(c)In order to exercise its preemptive rights under this Section 9.8, each Rights Holder must deliver a written notice to the Company describing its election hereunder (which election may be with respect to all or any portion of the Equity Securities it has a right to purchase hereunder) no later than ten (10) days after receipt of the Preemptive Rights Notice (the “Election Period”).

(d)Notwithstanding anything to the contrary set forth herein, in lieu of offering to any Rights Holder any Equity Securities to which the preemptive rights described in this Section 9.8 apply at the time such Equity Securities are offered to any Person, the Company may comply with the provisions of this Section 9.8 by making an offer to sell to each such Rights Holder, at the same price and on the same terms as such Equity Securities were sold to such Person, the number of such Equity Securities that such Rights Holder would be entitled to purchase under Section 9.8(b) promptly after a sale to such Person is effected.  In such event, for all purposes of this Section 9.8, the number of such Equity Securities that each such Rights Holder shall be entitled to purchase under Section 9.8(b) shall be determined taking into consideration the actual number of Equity Securities sold to such Person so as to achieve the same economic effect as if such offer were made prior to such sale.  In order to exercise its rights under this Section 9.8(d), the Company shall give notice to the Rights Holders within ten (10) days after the issuance of Equity Securities to such Person, describing (i) the Equity Securities being offered, (ii) the purchase price and the payment terms of the Equity Securities being offered (including the date the Company is requesting delivery of funds with respect thereto), and (iii) such Rights Holder’s percentage allotment determined in accordance with this Section 9.8(d).  Each Rights Holder shall have twenty (20) days from the date such notice is given to elect to purchase all or any portion of the Equity Securities so offered to such Rights Holder.

(e)During the one hundred twenty (120)-day period following the expiration of the Election Period, the Company shall be entitled to sell such Equity Securities which any Rights Holder has not elected to purchase prior to the expiration of the Election Period on terms and conditions (including price) no more favorable to the purchasers thereof than those offered to such Rights Holder.  Any Equity Securities offered or sold by the Company to any Person after such one hundred twenty (120)-day period must be reoffered to each Rights Holder pursuant to the terms of this Section 9.8.

(f)Each Rights Holder shall be entitled to assign (in whole or in part) its rights under this Section 9.8 to any Affiliate of such Rights Holder.  The rights under this Section 9.8 will terminate upon the earlier to occur of (i) the consummation of an IPO and (ii) the consummation of an Approved Sale.

9.9Counterparts; Joinder.  Prior to Transferring any Units (other than pursuant to Section 12.7 or Section 12.8 or any Transfer to the Company pursuant to Section 3.9 or to Parent pursuant to Section 4, Section 5 or Section 6 of Annex I) and as a condition precedent to the effectiveness of such Transfer, the Transferring Holder will cause the Prospective Transferee(s) (including, if applicable, any Person that would be deemed a Holder but not a Member) to execute and deliver to the Company counterparts of this Agreement and any other agreements relating to such Units, if any, reasonably requested by the Company, or executed joinders to such agreements, in each case, in a form acceptable to the Company.  Notwithstanding anything herein to the contrary, any Person who acquires in any manner whatsoever any Units or other Company Interest, irrespective of whether such Person has accepted and adopted in writing the terms and conditions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms and conditions of this Agreement to which any predecessor in such Units or Company Interest was subject or by which such predecessor was bound.

9.10Ineffective Transfer.  Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement shall be void, and the Company will not record such Transfer on its books or treat any purported transferee of such Units as the owner of such securities for any purpose.

9.11Other Transfer Restrictions.  No holder of any Company Interest may transfer all or any portion of such holder’s Company Interest without the prior written consent of the Board if such transfer would (a) cause the Company to have more than 90 partners within the meaning of Treasury Regulation Section 1.7704-1(h), including the look-through rule in Treasury Regulation Section 1.7704-1(h)(3), or otherwise cause the Company to be a publicly traded partnership within the meaning of Section 7704 of the Code, (b) cause the Company to be required to register as an “investment company” under the Investment Company Act of 1940, as amended or (c) violate any federal securities laws or any state securities or “blue sky” laws (including any investor suitability standards) applicable to the Company or the Company Interest to be transferred.

9.12Certain Matters Regarding TopCo and MidCo.  Each of the CO Indirect Holders and TopCo hereby agrees that, except with the prior written approval of Parent, (a) each of such Co Indirect Holders, TopCo and MidCo will not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification, or otherwise, without the prior written consent of the Company, (i) create, or authorize the creation of, or issue or obligate itself to issue, any Capital Stock of TopCo or MidCo or amend, waive or modify, or consent to the amendment, waiver or modification of, any provision of the TopCo LLC Agreement or the limited liability company agreement of MidCo, (ii) cause or permit any Transfer of Capital Stock in TopCo or MidCo (except as otherwise expressly permitted under this Agreement), (iii) amend or waive, or consent to the amendment or waiver of the terms any Incentive Agreement regarding TopCo Incentive Interests, (iv) remove or replace Bruce Thompson as the sole manager of Topco (except in the case of his death, disability or voluntary resignations), and (b) in the event that the First Call Right, the Second Call Right and/or the Put Right is exercised, the First Call Consideration, the Second Call Consideration and/or the Put Consideration payable or distributable to TopCo, as applicable, shall not be distributed by TopCo, except to the CO Indirect Holders in the manner and in the proportions described on Exhibit A or as otherwise consented to in writing by Parent.  TopCo agrees that it shall take such actions are necessary or appropriate to effectuate the terms and conditions of Sections 3.8 and 3.9 with respect to (i) any TopCo Incentive Units that are forfeited and/or repurchased or required to be so forfeited and/or repurchased in accordance with the terms and conditions thereof, and (ii)

the holders of any such TopCo Incentive Units.  Each of TopCo and the CO Indirect Holders agree that Parent shall have the right, in addition to any rights and remedies that it may have at law or in equity, to require repayment of any amounts distributed to any Persons by TopCo or MidCo other than in compliance with this Section 9.12.

Article 10

ADMISSION OF MEMBERS

10.1Substituted Members.  Subject to the provisions of Article 9 hereof, in connection with the permitted Transfer of a Company Interest of a Member, the transferee shall become a Substituted Member on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the books and records of the Company.

10.2Additional Members.  Subject to the provisions of Article 9 hereof, a Person may be admitted to the Company as an Additional Member only upon furnishing to the Company (a) counterparts of this Agreement or an executed joinders to this Agreement in a form acceptable to the Company and (b) such other documents or instruments as the Board may deem necessary or appropriate to effect such Person’s admission as a Member.  Such admission shall become effective on the date on which the Board determines in its sole discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Company.

Article 11

WITHDRAWAL AND RESIGNATION OF MEMBERS

No Member shall have the power or right to withdraw or otherwise resign as a Member of the Company prior to the dissolution and winding up of the Company pursuant to Article 12 without the prior written consent of the Board, except as otherwise expressly permitted by this Agreement.  Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Article 9, such Member shall cease to be a Member.

Article 12

DISSOLUTION AND LIQUIDATION; CORPORATE CONVERSION; APPROVED SALE

12.1Dissolution.  The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the attempted withdrawal or resignation of a Member.  The Company shall dissolve, and its affairs shall be wound up, only upon:

(a)the approval of a majority of the members of the Board and the affirmative vote or written consent of the Requisite Members; or

(b)the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.

Except as otherwise set forth in this Article 12, the Company is intended to have perpetual existence.  An Event of Withdrawal shall not cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.

12.2Liquidation and Termination.  On dissolution of the Company, the Board shall act as liquidator or may appoint one or more Persons as liquidator.  The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act.  The costs of liquidation shall be borne as a Company expense.  Until final distribution, the liquidators shall continue to operate the Company properties with all of the power and authority of the Board.  The steps to be accomplished by the liquidators are as follows:

(a)as promptly as possible after dissolution and again after final liquidation, the liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b)the liquidators shall cause the notice described in the Delaware Act to be mailed to each known creditor of and claimant against the Company in the manner described thereunder;

(c)the liquidators shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine); and

(d)all remaining assets of the Company shall be distributed to the Members in accordance with Section 4.1(a)(ii), by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, by ninety (90) days after the date of the liquidation).

The Distribution of cash and/or property to Members in accordance with the provisions of this Section 12.2 and Section 12.3 constitutes a complete return to the Members of their Capital Contributions and a complete Distribution to the Members of their interest in the Company and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Delaware Act.  To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

12.3Deferment; Distribution in Kind.  Notwithstanding the provisions of Section 12.2, but subject to the order of priorities set forth therein, if upon dissolution of the Company the liquidators determine that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the liquidators may, in their sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy Company liabilities (other than loans to the Company by Members) and reserves.  Subject to the order of priorities set forth in Section 12.2, the liquidators may, in their sole discretion, distribute to the Members, in lieu of cash, either (i) all or any portion of such remaining Company assets in-kind in accordance with the provisions of Section 12.2(d), (ii) as tenants in common and in accordance with the provisions of Section 12.2(d), undivided interests in all or any portion of such Company assets or (iii) a combination of the foregoing.  Any such Distributions in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the liquidators deem reasonable and equitable and (y) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time.  Any Company assets distributed in kind will first be written up or down to their Fair Market Value (as determined by the liquidators rather than the Board), thus creating Profit or loss (if any), which shall be allocated in accordance with Sections 4.2 and 4.3.

12.4Cancellation of Certificate.  On completion of the Distribution of Company assets as provided herein, the Company is terminated (and the Company shall not be terminated prior to such time),

and the Board (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company.  The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 12.4.

12.5Reasonable Time for Winding Up.  A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 12.2 and Section 12.3 in order to minimize any losses otherwise attendant upon such winding up.

12.6Return of Capital.  The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).

12.7Public Offering.

(a)In the event that at any time after the Effective Date, the Board shall approve an offering of Equity Securities of the Company or a successor through an initial public offering and sale of any of the Equity Securities of the Company pursuant to an effective registration statement under the Securities Act (an “IPO”), then, to facilitate such offering, the Board shall have the power to cause the Company to be reorganized as a corporation (such corporation being hereinafter referred to as “NewCo”) under the General Corporation Law of the State of Delaware by incorporation, merger, conversion, contribution, recapitalization, reorganization or exchange or other permissible manner (a “Corporate Conversion”), and the Members shall cooperate in good faith to effectuate such Corporate Conversion and IPO. The Corporate Conversion and NewCo shall be structured to, and the charter, bylaws, shareholder and other agreements for NewCo shall, provide in the aggregate all Members and Units with the same rights, obligations, economic interests, protections and other terms as they have or enjoy in the Company, or as close thereto as is reasonably possible.  Without limiting the generality of the foregoing, each holder of Units hereby waives any dissenter’s rights, appraisal rights or similar rights in connection with any such incorporation, merger, conversion, contribution, recapitalization, reorganization or exchange.  The provisions of this Section 12.7 and all references to the defined term “IPO” in this Agreement will apply, mutatis mutandis, to any Solvent Reorganization approved by the Board.

(b)Each holder of Units shall receive, in exchange for its Units of a particular class, shares of capital stock in NewCo of the relevant class having the same relative seniority, preference, voting, board rights and consent rights, economic interest and other rights and obligations in NewCo as are set forth for such Units in Sections 3.2, 4.1(a) and 12.2(d) and the other provisions of this Agreement, subject to any modifications deemed appropriate by the Board (with the consent of the Requisite Members) as a result of the Corporate Conversion.

(c)NewCo and the Members (in their capacities as stockholders of NewCo) shall enter into a stockholders’ agreement providing for such terms and conditions as are necessary for the rights and obligations and provisions of this Agreement to continue to apply to NewCo, the stockholders of NewCo and the Capital Stock of NewCo, including, but not limited to, (A) an agreement to vote all shares of Capital Stock held by such stockholders to elect the board of directors of NewCo in accordance with the substance of Section 5.3, and (B) the rights and obligations of the Members contained in herein.

(d)Except as provided in this Section 12.7, no Member will have the right or power to veto, vote for or against, amend, modify or delay a Corporate Conversion.  In furtherance of the foregoing, each Member hereby makes, constitutes and appoints the Company, with full power of substitution and resubstitution, its true and lawful attorney, for it and in its name, place and stead and for its use and benefit, to act as its proxy in respect of any vote or approval of Members required to give effect to this Section 12.7, including any vote or approval required under Section 18‑209 of the Delaware Act.  The proxy granted pursuant to this Section 12.7 is a special proxy coupled with an interest and is irrevocable.

(e)The Company and the Members hereby agree to cause any such Corporate Conversion to be structured, to the extent reasonably achievable, to maximize the ability of the Members to aggregate (or “tack”) the period during which they hold their Units together with the period during which they hold shares of Capital Stock of NewCo for purposes of the United States securities and tax laws, including Rule 144 under the Securities Act.

12.8Approved Sale.

(a)Subject to any other limitations set forth herein, if at any time following December 31, 2024, the Board and Parent approve (and, in the case of any sale or other fundamental change which requires the approval of the Board pursuant to the Delaware Act, the Board shall have approved such sale or other fundamental transaction) a Liquidity Event (collectively an “Approved Sale”), each holder of Equity Securities will vote for, consent to and raise no objections against such Approved Sale.  If the Approved Sale is structured as (i) a merger or consolidation or asset sale or other transaction for which dissenter’s, appraisal or similar rights are available under applicable law, each holder of Equity Securities will waive any dissenter’s rights, appraisal rights or similar rights in connection with such transaction, or (ii) a sale of Units (including by recapitalization, consolidation, reorganization, combination or otherwise), each holder of Equity Securities will agree to sell all of its Units and rights to acquire Units on the terms and conditions approved by the Board and Parent.  Each holder of Equity Securities will take all necessary and appropriate actions in connection with the consummation of the Approved Sale as requested by Parent and the Company, including without limitation voting such holder’s Units that are voting units and any other voting securities of the Company over which such holder has voting control in favor of such Approved Sale.  In order to secure the performance by such holder of his, her or its obligations under this Section 12.8, such holder hereby appoints each CG Board Member as his, her or its true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of his, her or its Units that are voting units and any other voting securities of the Company over which such holder has voting control in favor of an Approved Sale and such other matters as provided for in this Section 12.8.  Each CG Board Member may exercise the proxy granted to it hereunder by such holder at any time (and from time to time) if such holder fails to comply with its obligations under this Section 12.8.  The proxies and powers granted by such holder pursuant to this Section 12.8 are coupled with an interest and are given to secure the performance obligations under this Section 12.8 and are irrevocable and shall survive the death, incompetency, disability, bankruptcy or dissolution of such holder and any subsequent holder of his, her or its Units or right to acquire Units.  No holder of Units and no holder of rights to acquire Units shall grant any proxy or become party to any voting trust or other agreement (whether written or oral) that is inconsistent with, conflicts with or violates any provision of this Section 12.8.

(b)The obligations of each holder of Equity Securities with respect to an Approved Sale are subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Sale and subject to the provisions of this Agreement, each holder of Equity Securities shall receive the same portion of the aggregate consideration from such transaction that such holder would have received if such aggregate consideration had been distributed by the Company in a complete liquidation pursuant to the rights and preferences set forth in this Agreement as in effect immediately prior to such transaction, (ii) each holder of a class or series of Units shall receive the same form of consideration as other holders in such class or series, and, if any holder of a class or series of Units is given an option as to the form of consideration to be received, each holder of such class or series of Units will be given the same option; provided, however, that, notwithstanding the foregoing provisions of this Section 12.8(b), if the consideration to be paid in exchange for the Equity Securities held by such Holder pursuant to this Section 12.8(b) includes any securities and due receipt thereof by any Holder would require under applicable law (x) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Holder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Holder or in lieu thereof, an amount in cash equal to the Fair Market Value (as determined in good faith by the Board) of the securities which such Holder would otherwise receive as of the date of the issuance of such securities in exchange for the Equity Securities held by such Holder, (iii) in no event shall a holder of Equity Securities be liable, in connection with any indemnification obligations relating to an Approved Sale, for an amount in excess of the consideration received or receivable by such holder of Equity Securities in connection with such Approved Sale (including the payment of a proportionate piece of the Company’s then outstanding indebtedness), and (iv) no holder of Equity Securities shall be required to make any representations and warranties not made by all the other holders of Equity Securities in connection with an Approved Sale (except as to such holder’s title to its Equity Securities, its authority to enter into such Approved Sale and the enforceability of its obligations thereunder).

(c)If the Company or the holders of the Company’s securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the holders of Equity Securities that are not “accredited investors” (as such term is defined in Rule 501 promulgated under the Securities Act) will, at the request of the Company, appoint a “purchaser representative” (as such term is defined in Rule 501 promulgated by the Securities and Exchange Commission) reasonably acceptable to the Company.  If any such holder of Equity Securities appoints a purchaser representative designated by the Company, the Company will pay the fees of such purchaser representative, but if any such holder of Equity Securities declines to appoint the purchaser representative designated by the Company, such holder will appoint another purchaser representative, and such holder will be responsible for the fees of the purchaser representative so appointed.

(d)The provisions of this Section 12.8 will terminate on the first to occur of (i) the consummation of an IPO and (ii) the consummation of an Approved Sale (except as such provisions relate to any such Approved Sale).

Article 13

GENERAL PROVISIONS

13.1Power of Attorney.

(a)Each holder of Units hereby constitutes and appoints each CG Board Member and the liquidators, with full power of substitution, as his, her or its true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to:

(i)execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Board deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Board deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Board deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of any Member pursuant to Article 10 or Article 11; and

(ii)sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Board, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the holders of Units hereunder or is consistent with the terms of this Agreement and/or appropriate or necessary (and not inconsistent with the terms of this Agreement), in the reasonable judgment of the Board, to effectuate the terms of this Agreement.

(b)The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any holder of Units and the Transfer of all or any portion of his, her or its Company Interest and shall extend to such holder’s heirs, successors, assigns and personal representatives.

13.2Amendments.

(a)The Board (pursuant to its power of attorney from the holders of Units as provided in Section 13.1), without the consent of any holder of Units, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(i)a change in the name of the Company or the location of the principal place of business of the Company;

(ii)admission, substitution, removal or withdrawal of Members or Assignees in accordance with this Agreement or any update to the Schedule of Members in accordance with Section 3.2(b);

(iii)a change that does not adversely affect any holder of Units in any material respect in its capacity as an owner of Units and is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any United States federal or state agency or judicial authority or contained in any United States federal or state statute; or

(iv)a change that does not adversely affect any holder of Units in any material respect in its capacity as an owner of Units and cures any ambiguity.

(b)In all other cases this Agreement may be amended, modified or waived upon the consent of the Board and the consent or approval of the Requisite Members; provided, that Sections 3.2(a)(i), 3.2(a)(ii), Annex I and Section 12.8 may not be amended, modified or waived in a manner that by its terms adversely and disproportionately affects the rights of the CO Members (as compared to the other Members), without the consent or approval of the holders of a majority of the outstanding Class CO Units.  For the avoidance of doubt, without any action or requirement of consent by any Member, the Company shall update the Schedules to this Agreement to remove a Member’s name therefrom once such Member no longer holds any Equity Securities, following which such Person shall cease to be a “Member” or have any rights or obligations under this Agreement.

13.3Title to Company Assets.  The assets of the Company shall be deemed to be owned by the Company as an entity, and no Holder, individually or collectively, shall have any ownership interest in such assets or any portion thereof.  Legal title to any or all assets of the Company may be held in the name of the Company, the Board or one or more nominees, as the Board may determine.  Any assets of the Company for which legal title is held in the name of the Board or the name of any nominee shall be held in trust by the Board or such nominee for the use and benefit of the Company in accordance with the provisions of this Agreement.  All assets of the Company shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such assets is held.

13.4Addresses and Notices.  Any notice provided for in this Agreement will be in writing and will be either personally delivered, or received by certified mail, return receipt requested, sent by reputable overnight courier service (charges prepaid) or facsimile to the Company at the address set forth below and to any other recipient and to any Holder at such address as indicated by the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.  Notices will be deemed to have been given hereunder when delivered personally or sent by facsimile (provided confirmation of transmission is received), by electronic mail for which a “read receipt” or other written confirmation of receipt is obtained, three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.  The Company’s address is:

To the Company:

CarOffer, LLC
2701 E. Plano Parkway, #100
Plano, TX 75074
Attention: Bruce Thompson
Email: bruce@caroffer.com

and to Parent:

CarGurus, Inc.
2 Canal Park, 4th Floor
Cambridge, Massachusetts 02141
Attention: General Counsel
Email: legal@cargurus.com

13.5Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

13.6Creditors.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Profits, losses, Distributions, capital or property other than as a secured creditor.

13.7Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

13.8Counterparts.  This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

13.9Applicable Law; Venue; Arbitration.

(a)This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b)Except as provided in sub-paragraph (g) herein, all disputes, claims, or controversies arising out of or relating to this, or any other agreement executed and delivered pursuant to this Agreement or the negotiation, breach, validity or performance hereof and thereof or the transactions contemplated hereby and thereby, including claims of fraud or fraud in the inducement, and including as well the determination of the scope or applicability of this agreement to arbitrate, shall be resolved solely and exclusively by binding arbitration administered by JAMS in New York, New York, before a single arbitrator (the “Arbitrator”).  Except as modified in this Section, the arbitration shall be administered pursuant to JAMS Comprehensive Arbitration Rules & Procedures and the Federal Arbitration Act, 9 U.S.C. Ch. 1.  The parties further agree that this arbitration shall apply equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm or to enforce its rights under any non-competition covenants.

(c)Any final arbitration hearing shall be completed within 180 days of the filing of a demand for arbitration and the Arbitrator shall issue a reasoned award within 30 days thereafter.  There shall be no interrogatories or requests for admissions.

(d)The Arbitrator’s award shall be binding and final as between the parties, and any proceedings with respect to confirming, vacating, modifying or correcting the award shall be conducted in the venue set forth in sub-paragraph (a); provided, however, that for purposes of enforcing any award confirmed in the venue set forth in sub-paragraph (a), a party may initiate an additional confirmation proceeding or domesticate the judgment confirming the award in any court having jurisdiction thereof.  The Arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability.

(e)The parties covenant and agree that they will participate in the arbitration in good faith and that they will (i) bear their own attorneys’ fees, costs and expenses in connection with the arbitration, and (ii) share equally in the fees and expenses charged by the Arbitrator provided, however, that the prevailing party shall be awarded its share of the Arbitrator’s fees and expenses and all other costs and expenses, including attorneys’ and experts’ fees, and provided further that any party unsuccessfully refusing to comply with the award or an order of the Arbitrator shall be liable for costs and expenses, including attorneys’ and experts’ fees, incurred by the other party in enforcing the award or order.  If the Arbitrator determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the Arbitrator may award the prevailing party an appropriate percentage of the costs and expenses incurred by the prevailing party.

(f)The parties covenant and agree that the arbitration shall be confidential and that no party shall disclose to any person who is not an officer, director, employee or limited partner of a party any document filed at JAMS or exchanged between the parties or testimony adduced (or any summaries or quotations thereof) in connection with the arbitration that is designated either on the document or on the testimonial record as “Confidential” (the “Confidential Information”).  If, in connection with any judicial proceedings to modify, vacate or confirm any order or award, Confidential Information must be filed with any court, the party submitting such Confidential Information shall file such Confidential Information under seal and shall also file a motion with the court requesting that the Confidential Information remain under seal and no party shall oppose such request.

(g)This section shall not apply to, and the Arbitrator shall not have authority to determine, disputes involving discrepancies or disagreements to be resolved by the Independent Accounting Firm as set forth in Sections 2(b) and 3(b) of Annex I to this Agreement; provided, however, that this section shall apply to, and the Arbitrator shall have authority to determine, (i) whether there was manifest error or fraud in connection with the decision of the Independent Accounting Firm, and (ii) disputes concerning the existence and amount of Extraordinary Losses as set forth in Section 10(a) of Annex I.

13.10Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.11Further Action.  The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

13.12Electronic Delivery.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission (i.e., in portable document format), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

13.13Offset.  Whenever the Company is to pay any sum to any holder of Units or any Affiliate or related Person thereof, any amounts that such holder of Units or such Affiliate or related Person owes to the Company which are not the subject of a good faith dispute may be deducted from that sum before payment.

13.14Entire Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral (including the Prior Agreement), which may have related to the subject matter hereof in any way.  The Company and the Members hereby agree to the terms and conditions of Annex I, which are expressly incorporated into this Agreement by reference and deemed to be part of this Agreement as though they were included in the body of this Agreement.

13.15Remedies.  Each holder of a Company Interest shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any law.  Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

13.16Descriptive Headings; Interpretation.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.  All references in this Agreement to a Section, Schedule, Annex or Exhibit are intended to refer to a Section, Schedule, Annex, or Exhibit of this Agreement unless otherwise specifically provided.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  The use of the word “including” in this Agreement shall be by way of example rather than by limitation.  Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof.  Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof.  The use of the words “or,” “either” and “any” shall not be exclusive.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Wherever a conflict exists between this Agreement and any other agreement by which a party is bound, this Agreement shall control but solely to the extent of such conflict.

13.17Spousal Consent.  Each Member and each CO Indirect Holder who is married severally represents that true and complete copies of this Agreement and all documents to be executed by such Member or CO Indirect Holder hereunder have been furnished to his or her spouse; represents and warrants to the Company and to the other Members and CO Indirect Holders that such spouse has read this Agreement and all related documents applicable to such Member or CO Indirect Holder, is familiar with each of their terms, and has agreed to be bound to the obligations of such Member or CO Indirect Holder hereunder and thereunder.

*     *     *     *     *

IN WITNESS WHEREOF, the undersigned have executed this Second Amended and Restated Limited Liability Company Agreement as of the date first written above.

COMPANY:

CAROFFER, LLC

By:	/s/ Bruce Thompson
Name: Bruce Thompson
Title: Manager and Chief Executive Officer

[Signature Page to Second Amended and Restated Limited Liability Company Agreement]

MEMBER:

CAROFFER INVESTORS HOLDING, LLC

By:	/s/ Bruce Thompson
Name: Bruce Thompson
Title: Chief Executive Officer

[Signature Page to Second Amended and Restated Limited Liability Company Agreement]

CO INDIRECT HOLDERS:

HEALTH DIAGNOSTICS, LLC
a Delaware limited liability company

By:	/s/ Bradford G. Peters
Bradford G. Peters, Managing Member

BLACKFIN CAPITAL, LLC,
a Delaware limited liability company

By:	/s/ Bradford G. Peters
Bradford G. Peters. Managing Member

[Signature Page to Second Amended and Restated Limited Liability Company Agreement]

JOHN PAUL DEJORIA FAMILY TRUST

By:	/s/ John Paul DeJoria
John Paul DeJoria, Trustee

JPD 2019 GIFT TRUST

By:	/s/ John Paul DeJoria
John Paul DeJoria, Trustee

[Signature Page to Second Amended and Restated Limited Liability Company Agreement]

ORIENT EXPLORATION, LLC,
a Delaware limited liability company

By:	/s/ Michael Lance
Michael Lance, President

[Signature Page to Second Amended and Restated Limited Liability Company Agreement]

REFFORAC HOLDINGS, LLC,
a Florida limited liability company

By:	/s/ Mark S. Krejci
Mark S. Krejci, Manager

[Signature Page to Second Amended and Restated Limited Liability Company Agreement]

/s/ Matthew Lance
MATTHEW LANCE

[Signature Page to Second Amended and Restated Limited Liability Company Agreement]

SCHNITZER INTERESTS, LTD.,
a Texas limited partnership

By:	KDGP LLC,
a Texas limited liability company
its general partner

By:	/s/ Jack Kins
Jack Kins, Vice President

[Signature Page to Second Amended and Restated Limited Liability Company Agreement]

WONRAC, LLC,
a Texas limited liability company

By:	/s/ Steven R. Burns
Steven R. Burns, Managing Member

[Signature Page to Second Amended and Restated Limited Liability Company Agreement]

T5 HOLDINGS, L.P.,
a Texas limited partnership

By:	T1 Management Group, L.L.C.,
a Texas limited liability company,
its general partner

By:	/s/ Bruce Thompson
Bruce Thompson, President

[Signature Page to Second Amended and Restated Limited Liability Company Agreement]

D BAR E, LTD.
a Texas limited partnership

By:	Bellvis Management, L.L.C.,
a Texas limited liability company,
its general partner

By:	/s/ Dwight H. Emanuelson Jr.
Dwight H. Emanuelson Jr., Managing Member

DWIGHT H. EMANUELSON JR. AND CLAIRE S. EMANUELSON TIC

/s/ Dwight H. Emanuelson Jr.
Dwight H. Emanuelson, Jr.

/s/ Claire S. Emanuelson
Claire S. Emanuelson

[Signature Page to Second Amended and Restated Limited Liability Company Agreement]

PAUL B. STEVENSON TTEE U/A DTD 8/4/1993 DWIGHT H. EMANUELSON JR. BY CLAIRE S. EMANUELSON ET AL

By:	/s/ Paul B. Stevenson
Paul B. Stevenson, Trustee

[Signature Page to Second Amended and Restated Limited Liability Company Agreement]

/s/ Christian Mustad
CHRISTIAN MUSTAD

[Signature Page to Second Amended and Restated Limited Liability Company Agreement]

RL FREY, INC.,
an Oregon corporation

By:	/s/ Ronald Frey
Ronald Frey, President

[Signature Page to Second Amended and Restated Limited Liability Company Agreement]

/s/ Mark Bland
MARK BLAND

[Signature Page to Second Amended and Restated Limited Liability Company Agreement]

/s/ Ziad Chartouni
ZIAD CHARTOUNI

[Signature Page to Second Amended and Restated Limited Liability Company Agreement]

/s/ Nicholas Gerlach
NICHOLAS GERLACH

[Signature Page to Second Amended and Restated Limited Liability Company Agreement]

/s/ Sherif Jitan
SHERIF JITAN

[Signature Page to Second Amended and Restated Limited Liability Company Agreement]

/s/ Scott Johnston
SCOTT JOHNSTON

[Signature Page to Second Amended and Restated Limited Liability Company Agreement]

/s/ David L. White
DAVID L. WHITE

[Signature Page to Second Amended and Restated Limited Liability Company Agreement]

Annex I

Call and Put Provisions

See the attached.

ANNEX I

Section 1.  Definitions.  Unless otherwise expressly provided herein, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.  In addition, the following terms have the following meanings:

(a)“Adjusted Cost of Sales” means (i) the cost of sales of the Company (excluding the Excluded Expenses) determined in accordance with GAAP as applied by Parent in Parent’s most recent audited financial statements for the twelve (12)-month period ending as of the First Determination Date minus (ii) the lesser of (a) an amount equal to sixteen percent (16%) of the revenue of the Company determined in accordance with GAAP as applied by Parent in Parent’s most recent audited financial statements for the twelve (12)-month period ending as of the First Determination Date, and (b) the amount of the following expenses items that are included in costs of sales of the Company for such period solely to the extent such expenses would not be included in cost of goods of sales in accordance with the historical accounting principles used by the Company prior to the closing of the transaction contemplated by the Purchase Agreement, consistently applied: BuyTeam Expense; Title Transfer/Correction Expense; Contract Expense – Operations; Personnel Expense; Commissions, Rent & Related Expenses; Software Expense; Other Expenses; and Dealer Rewards & Rebates from Ally and Manheim.

(b)“Allocable Share” means, with respect to each CO Member, the quotient of (i) the number of Qualifying Units held by such CO Member, divided by (ii) the number of Qualifying Units held by all CO Members, in each case, determined as of the applicable Determination Date.

(c)“Applicable Reference Price” means the volume-weighted average closing price per share of Parent Common Stock for the twenty-eight (28) consecutive trading days ending on the third Business Day preceding (i) the First Determination Date in the case of the shares of Parent Common Stock comprising the First Call Consideration, and (ii) the Second Determination Date, in the case of shares of Parent Common Stock comprising the Second Call Consideration or the Put Consideration.

(d)“Business” means the business as presently conducted, or under active development, by the Company as of the Effective Date.

(e)“Business Day” means any day on which banking institutions in Boston, Massachusetts are open for the purpose of transacting business.

(f)“Call/Put Period Requirements” has the meaning set forth in Section 7.

(g)“Closing” means the First Call Closing, the Second Call Closing or the Put Closing, as applicable.

(h)“CO Member Representative” has the meaning set forth in Section 9(a).

(i)“Determination Date” means the First Determination Date or the Second Determination Date, as applicable.

(j)“Excess Parent Capital” means any funds made available to the Company, whether in the form of loans, capital contributions or the guaranty of Third Party Debt by Parent or its Affiliates, in excess of Ten Million Dollars ($10,000,000) in the aggregate (but specifically excluding a loan in the aggregate amount of up to Fifteen Million Dollars ($15,000,000) made available to the Company by Parent to fund the Company’s buy center operations pursuant to a Loan and Security Agreement entered into between the parties on or about the date of the closing of the transactions contemplated by the Purchase Agreement)

determined as of the applicable Determination Date, together with interest on the balance thereof, accruing daily at the rate per annum equal to the then current mid-term applicable federal on the date of funding of such amounts rate plus three percent (3%).

(k)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

(l)“Excluded Expenses” means any costs for the efforts of sales team members of Parent to direct leads to the Company that would otherwise be allocable to the Company, and internal costs and expenses (i.e., excluding amounts owed or owing to third parties) associated with the collection and provision to the Company of first party, proprietary data owned by Parent.

(m)“Extraordinary Losses” means (i) Losses sustained or anticipated to be sustained by the Company, Parent or any of their respective Affiliates directly or indirectly arising out of, related to, or incurred in connection with, the Company’s failure to comply with Schedule I or the fraud, gross negligence or wilful misconduct of the Company or its employees, agents or representatives, in each case, whether accrued, unaccrued, absolute, contingent or otherwise, including, with limitation, any such Losses that are foreseeable but not yet matured as of the applicable Determination Date, and (ii) all other Liabilities of the Company as of the applicable Determination Date not arising in the ordinary course of business.

(n)“First Call Closing” has the meaning set forth in Section 4(a).

(o)“First Call Closing Date” has the meaning set forth in Section 4(a).

(p)“First Call Consideration” means the aggregate First Determination Date Per Unit Price of the First Call Units being purchased by Parent at the First Call Closing.

(q)“First Call Notice” has the meaning set forth in Section 4(a).

(r)“First Call Period” means the thirty (30)-day period following the date on which the First Determination Date Calculations are finally resolved in accordance with Section 2.

(s)“First Call Right” has the meaning set forth in Section 4(a).

(t)“First Call Units” means an aggregate number of then outstanding Class CO Units and Incentive Units designated by Parent as First Call Units in the First Call Notice, which shall not exceed twenty-five percent (25%) of the number of Fully Diluted Units as of the First Determination Date.

(u)“First Determination Date” means June 30, 2022.

(v)“First Determination Date Calculations” has the meaning set forth in Section 2(a).

(w)“First Determination Date Company Value” means the difference of (i) the product of (A) First Determination Date TTM Gross Profit, multiplied by (B) seven (7), minus (ii) the sum of (X) the amount of any outstanding Third Party Indebtedness, plus (Y) the amount of any Extraordinary Losses, in each case, determined as of the First Determination Date.

(x)“First Determination Date Dispute Notice” has the meaning set forth in Section 2(b).

(y)“First Determination Date Per Unit Price” means the difference of (i) the quotient of (A) First Determination Date Company Value, divided by (B) the number of Fully Diluted Units as of the First

Determination Date, minus (ii) the Per Unit Reduction Amount, determined as of the First Determination Date; provided, however, in the case of each Incentive Unit that is a Vested Unit as of the First Determination Date, the First Determination Date Per Unit Price will be reduced by the applicable Participation Threshold of such Vested Unit, if any, but not below $0.00.

(z)“First Determination Date TTM Gross Profit” means the difference of (i) the revenue of the Company (excluding money market account income and revenue from Dealer Rewards & Rebates from Ally and Manheim) determined in accordance with GAAP as applied by Parent in Parent’s most recent audited financial statements for the twelve (12)-month period ending as of the First Determination Date, minus (ii) Adjusted Cost of Sales.  Notwithstanding anything to the contrary contained herein, (A) in the event that Parent, the Company, its Subsidiaries or any of their respective Affiliates acquires any business or Person, by way of merger, consolidation, other business combination or otherwise, First Determination Date TTM Gross Profit shall not include any revenue, costs or expenses associated with such business or Person, and (B) First Determination Date TTM Gross Profit shall not include any revenue attributable to the products or services of Parent or its Affiliates (other than the Company).

(aa)“Fully Diluted Units” means the sum of (i) the aggregate number of outstanding Class CO Units as of the applicable Determination Date, plus (ii) the aggregate number of outstanding Class CG Units as of the applicable Determination Date, plus (iii) the aggregate number of outstanding Incentive Units, whether or not vested, as of the applicable Determination Date, plus (iv) any Incentive Units that are then authorized under Section 3.2(a)(iii) of the Agreement but are not outstanding as of the applicable Determination Date.

(bb)“GAAP” means United States generally accepted accounting principles and practices, consistently applied.

(cc)“Indebtedness” means, determined as of the applicable Determination Date, without duplication, all obligations, contingent or otherwise, of the Company, including (i) for borrowed money; (ii) evidenced by notes, bonds, debentures, or similar instruments; (iii) all lease obligations required to be capitalized in accordance with GAAP or classified as capital or finance leases in the Company’s financial statements as of the Determination Date without giving effect to FASB ASU 842; (iv) for the deferred purchase price of assets, property, goods or services, including all earn-out payments, seller notes and other similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation; (v) for reimbursement obligations, whether contingent or matured, with respect to letters of credit (whether drawn or undrawn), bankers’ acceptances, performance bonds, surety bonds or interest rate cap agreements, interest rate swap agreements, foreign currency exchange contracts or other hedging contracts; (vi) all conditional sale obligations and all obligations under any title retention agreement; (vii) all obligations of any other Person of the type referred to in clauses (i) through (vi) which is secured by a Lien on any property or asset of the Company, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation; (viii) in the nature of guarantees of the types of obligations described in clauses (i) through (vi) above; (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing or any Liability of the types referred to in clauses (i) through (viii) above; (x) for all accrued or unpaid interest on or any fees, premiums, penalties or other amounts (including prepayment and early termination fees and penalties) due with respect to any of the obligations described in clauses (i) through (viii) above; (xi) all liabilities for Taxes attributable to the period of time prior to the applicable Determination Date; and (xii) all Liabilities for reserves for any of the foregoing.

(dd)“Independent Accounting Firm” means BDO USA, LLP.

(ee)“Liability” or “Liabilities” means, with respect to any Person, any and all liabilities of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise) including, but not limited to, Indebtedness, accounts payable, royalties payable, and other reserves, accrued bonuses and commissions, accrued vacation and any other form of leave, termination payment obligations, employee expense obligations and all other liabilities of such Person or any of its Subsidiaries or Affiliates, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP.

(ff)“Liens” means any and all liens, encumbrances, mortgages, charges, claims, pledges, security interests, title defects, voting agreements or trusts, transfer restrictions or other restrictions of any nature, other than restrictions under applicable securities laws.

(gg)“Loss” and “Losses” means any and all losses, Liabilities, claims, suits, obligations, judgments, liens, penalties, fines, lost profits, Taxes, damages (other than punitive damages unless such punitive damages are owed to a third party), diminution in value and reasonable costs and expenses, including but not limited to, reasonable attorneys’ fees and accounting fees and other expert fees (and other expenses related to litigation or other proceedings) and related disbursements, and any costs and expenses incurred in connection with investigating, defending against or settling any of the foregoing.

(hh)“Parent Common Stock” means the shares of Class A Common Stock of Parent, par value $0.001 per share.

(ii)“Parent Indemnified Parties” has the meaning set forth in Section 8.

(jj)“Paying Agent” means Acquiom Financial LLC or any successor paying agent designated by the CO Member Representative upon ten (10) days’ prior written notice to Parent, subject to the approval in writing by Parent, not to be unreasonably withheld, conditioned or delayed.

(kk)“Per Unit Reduction Amount” means the quotient of (i) the sum of (A) the Excess Parent Capital plus (B) the Seller Expenses, each determined as of the applicable Determination Date, divided by, (ii) the number of First Call Units if determined as of the First Determination Date, or the number of Second Call/Put Units if determined as of the Second Determination Date.

(ll)“Put Closing” has the meaning set forth in Section 6(a).

(mm)“Put Closing Date” has the meaning set forth in Section 6(a).

(nn)“Put Consideration” means the aggregate Second Determination Date Per Unit Put Price of the Second Call/Put Units being purchased by Parent at the Put Closing.

(oo)“Put Notice” has the meaning set forth in Section 6(a).

(pp)“Put Period” means the thirty (30)-day period following the date on which the Second Determination Date Calculations are finally resolved in accordance with Section 3.

(qq)“Put Right” has the meaning set forth in Section 6(a).

(rr)“Qualifying Units” means the sum of (i) the aggregate number of outstanding Class CO Units that are vested as of the applicable Determination Date, plus (ii) the aggregate number of outstanding Incentive Units that are Vested Units as of the applicable Determination Date.  For avoidance of doubt, the Qualifying Units shall specifically exclude outstanding Class CG Units or outstanding Class CO Units or

Incentive Units that are not vested as of the Determination Date and any Incentive Units that are then authorized under Section 3.2(a)(iii) of the Agreement but are not outstanding as of the applicable Determination Date.

(ss)“Second Call Closing” has the meaning set forth in Section 5(a).

(tt)“Second Call Closing Date” has the meaning set forth in Section 5(a).

(uu)“Second Call Consideration” means the aggregate Second Determination Date Per Unit Call Price of the Second Call/Put Units being purchased by Parent at the Second Call Closing.

(vv)“Second Call Notice” has the meaning set forth in Section 5(a).

(ww)“Second Call Period” means the sixty-day (60) day period following the date on which the Second Determination Date Calculations are finally resolved in accordance with Section 3.

(xx)“Second Call/Put Units” means all, and not less than all, of the Qualifying Units outstanding and not held by the Parent Group as of the Second Determination Date.

(yy)“Second Call Right” has the meaning set forth in Section 5(a).

(zz)“Second Determination Date” means June 30, 2024.

(aaa)“Second Determination Date Calculations” has the meaning set forth in Section 3(a).

(bbb)“Second Determination Date Company Call Value” means the greater of (i) the Second Determination Date Company Floor Value and (ii) the difference of (A) the product of (1) Second Determination Date TTM EBITDA, multiplied by (2) twelve (12), minus (B) the sum of (1) the amount of any outstanding Third Party Indebtedness plus (2) the amount of any Extraordinary Losses, in each case, determined as of the Second Determination Date.

(ccc)“Second Determination Date Company Floor Value” means the lesser of (i) One Hundred Million Dollars ($100,000,000), minus the sum of (A) the amount of any outstanding Third Party Indebtedness plus (B) the amount of any Extraordinary Losses (each determined as of the Second Determination Date), and (ii) the First Determination Date Company Value.

(ddd)“Second Determination Date Company Put Value” means the difference of (i) the product of (A) Second Determination Date TTM EBITDA, multiplied by (B) twelve (12), minus (ii) the sum of (A) the amount of any outstanding Third Party Indebtedness, plus (B) the amount of any Extraordinary Losses, in each case, determined as of the Second Determination Date.

(eee)“Second Determination Date Dispute Notice” has the meaning set forth in Section 3(b).

(fff)“Second Determination Date Per Unit Call Price” means the difference of (i) the quotient of (A) the Second Determination Date Company Call Value, divided by (B) the number of Fully Diluted Units as of the Second Determination Date, minus (ii) the Per Unit Reduction Amount determined as of the Second Determination Date; provided, however, in the case of each Incentive Unit that is a Vested Unit, the Second Determination Date Per Unit Call Price will be reduced by the applicable Participation Threshold of such Vested Unit, but not below $0.00.

(ggg)“Second Determination Date Per Unit Put Price” means the difference of (i) the quotient of (A) the Second Determination Date Company Put Value, divided by (B) the number of Fully Diluted Units as of the Second Determination Date, minus (ii) the Per Unit Reduction Amount determined as of the Second Determination Date; provided, however, in the case of each Incentive Unit that is a Vested Unit, the Second Determination Date Per Unit Put Price will be reduced by the applicable Participation Threshold of such Vested Unit, but not below $0.00.

(hhh)“Second Determination Date TTM EBITDA” means the sum of (i) the net income of the Company, plus (ii) interest expense of the Company, plus (iii) income taxes of the Company, plus (iv) depreciation expense of the Company, plus (v) amortization expense of the Company, plus (vi) the amount of the Excluded Expenses, in each case, determined in accordance with GAAP for the twelve (12)-month period ending as of the Second Determination Date.  Notwithstanding anything to the contrary contained herein, (A) in the event that Parent, the Company, its Subsidiaries or any of their respective Affiliates acquires any business or Person, by way of merger, consolidation, other business combination or otherwise, Second Determination Date TTM EBITDA shall not include the net revenue associated with such business or Person, and (B) Second Determination Date TTM EBITDA shall not include any revenue attributable to the products or services of Parent or its Affiliates (other than the Company).

(iii)“Seller Expenses” means (i) amounts payable or to become payable to legal counsel or to any financial advisor, broker, accountant or other Person who performed services for or on behalf of, or provided advice to the Company, or who is otherwise entitled to any compensation or payment from the Company, in connection with or relating to the transactions contemplated by this Annex I, including any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses; (ii) unless approved by the Board, any other expenses that arise or are expected to arise, or are triggered, accelerated or become due or payable, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the transactions contemplated by this Annex I, including any fees and expenses related to any retention, transaction, equity, discretionary, bonus, severance, profit sharing or change of control payment or benefit (or similar payment obligation), made or provided, or required to be made or provided, by the Company to any Person, including any service provider to the Company, as a result of or in connection with any of the transactions contemplated by this Annex I; (iii) any social security, Medicare, unemployment or other employment, withholding or payroll Tax or similar amount owed by the Company with respect to any of the transactions contemplated by this Annex I; and (iv) expenses incurred or to be incurred by or on behalf of any CO Member or service provider to the Company in connection with the transactions contemplated by this Annex I that the Company is or will be obligated to pay or reimburse; provided, however, that the fees and expenses of the Paying Agent shall not be considered a Seller Expenses even if paid or to be paid directly by the Company.

(jjj)“Tax” or “Taxes” means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, membership interest, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental, escheat or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

(kkk)“Third Party Indebtedness” means the amount of Indebtedness of the Company that has not been funded, made available or guaranteed by Parent or any of its Affiliates, determined as of the applicable Determination Date.

Section 2.  First Determination Date Calculations.

(a)No later than sixty (60) days following the First Determination Date, Parent shall deliver to the CO Member Representative (i) a balance sheet of the Company dated as of the First Determination Date prepared in accordance with GAAP, (ii) an income statement of the Company for the twelve (12)-month period ending on the First Determination Date, prepared in accordance with GAAP, and (iii) Parent’s calculation (the “First Determination Date Calculations”) of (A) First Determination Date TTM Gross Profit, (B) the First Determination Date Company Value, and (C) the First Determination Date Per Unit Price for each class or series of outstanding Qualifying Units, in each case together with reasonably detailed supporting calculations demonstrating each component thereof.

(b)The CO Member Representative shall have thirty (30) days after delivery of the Company financial statements and the First Determination Date Calculations in accordance with Section 2(a) in which to notify Parent in writing (such notice, a “First Determination Date Dispute Notice”) of any discrepancy in, or disagreement with, the items reflected on the First Determination Date Calculations (and specifying the amount in dispute and setting forth in reasonable detail the basis for such discrepancy or disagreement), and upon agreement by Parent regarding the adjustment requested by the CO Member Representative, an appropriate adjustment shall be made thereto.  If the CO Member Representative does not deliver a First Determination Date Dispute Notice to Parent during such thirty (30)-day period, the First Determination Date Calculations shall be deemed to be accepted in the form presented to the CO Member Representative.  If the CO Member Representative timely delivers a First Determination Date Dispute Notice, and Parent and the CO Member Representative do not agree, within thirty (30) days after timely delivery of the First Determination Date Dispute Notice, to resolve any discrepancy or disagreement therein, either the CO Member Representative or Parent may submit the discrepancy or disagreement (other than any discrepancy or disagreement regarding the existence or amount of any Extraordinary Losses, which shall be resolved pursuant to Section 13.9 of the Agreement) for review and final determination by the Independent Accounting Firm, it being understood that in making such determination, the Independent Accounting Firm shall be functioning as an expert and not as an arbitrator.  The review by the Independent Accounting Firm shall be limited solely to the discrepancies and disagreements set forth in the First Determination Date Dispute Notice and a single written submission to the Independent Accounting Firm by each of Parent and the CO Member Representative with respect to such discrepancies and disagreements (which shall also be provided to the other party). The resolution of such discrepancies and disagreements and the determination of the First Determination Date Calculations by the Independent Accounting Firm shall be (i) in writing, (ii) made in accordance with the terms and conditions hereof, (iii) with respect to any specific discrepancy or disagreement, no greater than the higher amount calculated by Parent or the CO Member Representative, as the case may be, and no lower than the lower amount calculated by Parent or the CO Member Representative, as the case may be, (iv) made as promptly as practical after the submission of such discrepancies and disagreements to the Independent Accounting Firm (but in no event later than thirty (30) days after the date of submission), and (v) final and binding upon, and non-appealable by, the parties hereto and their respective successors and assigns for all purposes hereof, and not subject to collateral attack for any reason absent manifest error or fraud.  The fees, costs and expenses of the Independent Accounting Firm shall be allocated to and borne by Parent and the CO Member Representative based on the inverse of the percentage that the Independent Accounting Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accounting Firm.  For example, should the aggregate value of the items in dispute equal $1,000 and the Independent Accounting Firm awards $600 in favor of the CO Member Representative’s position and $400 in favor of Parent’s position, then sixty percent (60%) of the costs of its review would be borne by Parent and forty percent

(40%) of such costs would be borne by the CO Member Representative (on behalf of the CO Members and the CO Indirect Holders). Within five (5) Business Days of the resolution of all matters set forth in the First Determination Date Dispute Notice, by mutual agreement of Parent and the CO Member Representative or by the Independent Accounting Firm, Parent shall prepare a revised version of the First Determination Date Calculations reflecting such resolution and shall deliver a copy thereof to the CO Member Representative, and such revised version (and all amounts set forth therein) shall be considered final and binding on the parties.

Section 3.    Second Determination Date Calculations.

(a)No later than sixty (60) days following the Second Determination Date, Parent shall deliver to the CO Member Representative (i) a balance sheet of the Company dated as of the Second Determination Date prepared in accordance with GAAP, (ii) an income statement of the Company for the twelve (12)-month period ending on the Second Determination Date prepared in accordance with GAAP, and (iii) Parent’s calculation (the “Second Determination Date Calculations”) of (A) Second Determination Date TTM EBITDA, (B) the Second Determination Date Company Call Value, (C) the Second Determination Date Company Put Value, (D) the Second Determination Date Per Unit Call Price for each class or series of outstanding Qualifying Units, and (E) the Second Determination Date Per Unit Put Price for each class or series of outstanding Units, in each case together with reasonably detailed supporting calculations demonstrating each component thereof.

(b)The CO Member Representative shall have thirty (30) days after delivery of the Company financial statements and the Second Determination Date Calculations in accordance with Section 3(a) in which to notify Parent in writing (such notice, a “Second Determination Date Dispute Notice”) of any discrepancy in, or disagreement with, the items reflected on the Second Determination Date Calculations (and specifying the amount in dispute and setting forth in reasonable detail the basis for such discrepancy or disagreement), and upon agreement by Parent regarding the adjustment requested by the CO Member Representative, an appropriate adjustment shall be made thereto.  If the CO Member Representative does not deliver a Second Determination Date Dispute Notice to Parent during such thirty (30)-day period, the Second Determination Date Calculations shall be deemed to be accepted in the form presented to the CO Member Representative.  If the CO Member Representative timely delivers a Second Determination Date Dispute Notice, and Parent and the CO Member Representative do not agree, within thirty (30) days after timely delivery of the Second Determination Date Dispute Notice, to resolve any discrepancy or disagreement therein, either the CO Member Representative or Parent may submit the discrepancy or disagreement (other than any discrepancy or disagreement regarding the existence or amount of any Extraordinary Losses, which shall be resolved pursuant to Section 13.9 of the Agreement) for review and final determination by the Independent Accounting Firm, it being understood that in making such determination, the Independent Accounting Firm shall be functioning as an expert and not as an arbitrator.  The review by the Independent Accounting Firm shall be limited solely to the discrepancies and disagreements set forth in the Second Determination Date Dispute Notice and a single written submission to the Independent Accounting Firm by each of Parent and the CO Member Representative with respect to such discrepancies and disagreements (which shall also be provided to the other party). The resolution of such discrepancies and disagreements and the determination of the Second Determination Date Calculations by the Independent Accounting Firm shall be (i) in writing, (ii) made in accordance with the terms and conditions hereof, (iii) with respect to any specific discrepancy or disagreement, no greater than the higher amount calculated by Parent or the CO Member Representative, as the case may be, and no lower than the lower amount calculated by Parent or the CO Member Representative, as the case may be, (iv) made as promptly as practical after the submission of such discrepancies and disagreements to the Independent Accounting Firm (but in no event later than thirty (30) days after the date of submission), and (v) final and binding upon, and non-appealable by, the parties hereto and their respective successors and assigns for all purposes hereof, and not subject to collateral attack for any reason absent manifest error or fraud.  The fees, costs and expenses of the Independent Accounting Firm shall be allocated to and borne by Parent and the CO Member Representative based on the inverse of the percentage that the Independent Accounting Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accounting Firm.  For example, should the aggregate value of the items in dispute equal $1,000 and the Independent Accounting Firm awards $600 in favor of the CO Member Representative’s position and $400 in favor of Parent’s position, then sixty percent (60%) of the costs of its review would be borne by Parent and forty percent (40%) of such costs would be borne by the CO Member Representative (on behalf of the CO Members and the CO Indirect Holders). Within five (5) Business Days of the resolution of all matters set forth in the First Determination Date Dispute Notice, by mutual agreement of Parent and the CO Member Representative or by the Independent Accounting Firm, Parent shall prepare a revised version of the First Determination Date Calculations reflecting such resolution and shall deliver a copy thereof to the CO Member Representative, and such revised version (and all amounts set forth therein) shall be considered final and binding on the parties.

Section 4.    First Call Right.

(a)During the First Call Period, Parent shall have the right to purchase from each CO Member (the “First Call Right”) such CO Member’s Allocable Share of the First Call Units at a price per Unit equal to the applicable First Determination Date Per Unit Price of such Units to be sold and Transferred by such CO Member.  In order to exercise the First Call Right, Parent shall deliver a notice in writing (the “First Call Notice”) to the CO Member Representative of such election, specifying the date on which the closing of the purchase and sale of the First Call Units (the “First Call Closing”) shall occur (the “First Call Closing Date”), which shall not be more than sixty (60) days after the date of the First Call Notice, the number of each class or series of Units to be purchased from each CO Member, and the applicable aggregate First Determination Date Per Unit Price payable to each CO Member in respect of the First Call Units to be sold by such CO Member at the First Call Closing.  Notwithstanding the foregoing, Parent may elect, by delivering written notice to the CO Member Representative, to delay the First Call Closing Date to the extent Parent deems it reasonably necessary pursuant to advice of counsel to comply with any applicable law (including Rule 14e-1 under the Exchange Act or any antitrust or competition laws) and in such case the First Call Closing Date shall be a date that is no later than five (5) Business Days after such date on which all applicable legal or regulatory approvals have been obtained or waiting periods have elapsed.   Parent may revoke the First Call Notice by delivering a notice of revocation in writing to the CO Member Representative at any time on or prior to the First Call Closing Date.  At the First Call Closing, Parent shall purchase from each CO Member, and each CO Member shall be required to sell (and shall be deemed to have sold automatically and without any further action of the parties) to Parent, such CO Member’s Allocable Share of the First Call Units free and clear of all Liens (other than restrictions on Transfer set forth in the Agreement) at a price per Unit equal to the applicable First Determination Date Per Unit Price of such Units sold and Transferred by such CO Member at the First Call Closing, and the Company shall promptly thereafter update the Schedule of Members to reflect such purchase and sale of the First Call Units at the First Call Closing.

(b)Parent may elect, in its sole discretion, to pay the First Call Consideration in cash, in shares of Parent Common Stock or in any combination of the foregoing; provided, however, that each CO Member (and CO Indirect Holder) shall be entitled to receive the same ratio of cash and Parent Common Stock and, if any CO Member (or CO Indirect Holder) is given an option as to the form of consideration to be received, each other CO Member (or CO Indirect Holder) will be given the same option; provided, further, that, notwithstanding the foregoing, if payment to any CO Member (or CO Indirect Holder) in shares of Parent Common Stock would require under applicable law (x) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities; or (y) the provision to any holder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities

Act, Parent may in its sole discretion elect to pay the aggregate First Call Consideration to such CO Member (or CO Indirect Holder) in cash, notwithstanding that the other CO Members (and CO Indirect Holders) will be paid in shares of Parent Common Stock in whole or in part.  To the extent Parent elects to pay all or a portion of the First Call Consideration in shares of Parent Common Stock, the number of shares to be issued to the CO Members will be determined by dividing the amount of the First Call Consideration Parent elects to pay in Parent Common Stock by the Applicable Reference Price.  No fractional shares of Parent Common Stock will be issued in connection with the payment of the First Call Consideration.  Any CO Member (or CO Indirect Holder) who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such CO Member (or CO Indirect Holder)) will, in lieu of such fraction of a share, instead be entitled to receive an amount of cash equal to the product obtained by multiplying (i) such fraction by (ii) the Applicable Reference Price, rounded to the nearest whole cent.

(c)With respect to the portion of the First Call Consideration that is payable in cash, Parent shall pay or caused to be paid such amounts by wire transfer of immediately available funds to the applicable account of the Paying Agent (for further distribution to the CO Members and, with respect to TopCo and MidCo, the CO Indirect Holders) specified in writing by the CO Member Representative no later than five (5) Business Days following the First Call Closing Date.  With respect to the portion of the First Call Consideration that is payable in Parent Common Stock, promptly following the First Call Closing Date, Parent shall deliver to its exchange agent the applicable number of shares of Parent Common Stock for the accounts of the CO Members and, with respect to TopCo and MidCo, then for the accounts of the CO Indirect Holders, in each case entitled to receive such shares.

Section 5.    Second Call Right.

(a)During the Second Call Period, Parent shall have the right to purchase from each CO Member (the “Second Call Right”) such CO Member’s Allocable Share of the Second Call/Put Units at a price per Unit equal to the applicable Second Determination Date Per Unit Call Price of such Units to be sold and Transferred by such CO Member.  In order to exercise the Second Call Right, Parent shall deliver a notice in writing (the “Second Call Notice”) to the CO Member Representative of such election, specifying the date on which the closing of the purchase and sale of the Second Call/Put Units (the “Second Call Closing”) shall occur (the “Second Call Closing Date”), which shall not be more than sixty (60) days after the date of the First Call Notice, the number of each class or series of Units to be purchased from each CO Member, and the applicable aggregate Second Determination Date Per Unit Call Price payable to each CO Member in respect of the Second Call/Put Units to be sold by such CO Member at the Second Call Closing.  Notwithstanding the foregoing, Parent may elect, by delivering written notice to the CO Member Representative, to delay the Second Call Closing Date to the extent Parent deems it reasonably necessary pursuant to advice of counsel to comply with any applicable law (including Rule 14e-1 under the Exchange Act or any antitrust or competition laws) and in such case the Second Call Closing Date shall be a date that is no later than five (5) Business Days after such date on which all applicable legal or regulatory approvals have been obtained or waiting periods have elapsed.  Parent may revoke the Second Call Notice by delivering a notice of revocation in writing to the CO Member Representative at any time on or prior to the Second Call Closing Date.   At the Second Call Closing, Parent shall purchase from each CO Member, and each CO Member shall be required to sell (and shall be deemed to have sold automatically and without any further action of the parties) to Parent, such CO Member’s Allocable Share of the Second Call/Put Units free and clear of all Liens (other than restrictions on Transfer set forth in the Agreement) at a price per Unit equal to the applicable Second Determination Date Per Unit Call Price of such Units sold and Transferred by such CO Member at the Second Call Closing, and the Company shall promptly thereafter update the Schedule of Members to reflect such purchase and sale of the Second Call/Put Units at the Second Call Closing.

(b)Parent may elect, in its sole discretion, to pay the Second Call Consideration in cash, in shares of Parent Common Stock or in any combination of the foregoing; provided, however, that each CO Member (and CO Indirect Holder) shall be entitled to receive the same ratio of cash and Parent Common Stock and, if any CO Member (or CO Indirect Holder) is given an option as to the form of consideration to be received, each other CO Member (or CO Indirect Holder) will be given the same option; provided, further, that, notwithstanding the foregoing, if payment to any CO Member (or CO Indirect Holder) in shares of Parent Common Stock would require under applicable law (x) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities; or (y) the provision to any holder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, Parent may in its sole discretion elect to pay the portion of the Second Call Consideration payable to such CO Member (or CO Indirect Holder) in cash, notwithstanding that the other CO Members (and CO Indirect Holders) will be paid in shares of Parent Common Stock in whole or in part.  To the extent Parent elects to pay all or a portion of the Second Call Consideration in shares of Parent Common Stock, the number of shares to be issued to the CO Members will be determined by dividing the amount of the Second Call Consideration Parent elects to pay in Parent Common Stock by the Applicable Reference Price.  No fractional shares of Parent Common Stock will be issued in connection with the payment of the Second Call Consideration.  Any CO Member (or CO Indirect Holder) who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such CO Member (or CO Indirect Holder)) will, in lieu of such fraction of a share, instead be entitled to receive an amount of cash equal to the product obtained by multiplying (i) such fraction by (ii) the Applicable Reference Price, rounded to the nearest whole cent.

(c)With respect to the portion of the Second Call Consideration that is payable in cash, Parent shall pay or caused to be paid such amounts by wire transfer of immediately available funds to the applicable account of the Paying Agent (for further distribution to the CO Members and, with respect to TopCo and MidCo, the CO Indirect Holders) specified in writing by the CO Member Representative no later than five (5) Business Days following the Second Call Closing Date. With respect to the portion of the Second Call Consideration that is payable in Parent Common Stock, promptly following the Second Call Closing Date, Parent shall deliver to its exchange agent the applicable number of shares of Parent Common Stock for the accounts of the CO Members and, with respect to TopCo and MidCo, then for the accounts of the CO Indirect Holders, in each case entitled to receive such shares.

Section 6.    Put Right.

(a)During the Put Period, the CO Member Representative shall have the right, on behalf of each CO Member (the “Put Right”), to sell and Transfer to Parent such CO Member’s Allocable Share of the Second Call/Put Units at a price per Unit equal to the applicable Second Determination Date Per Unit Put Price of such Units to be sold and Transferred by such CO Member.  In order to exercise the Put Right, the CO Member Representative shall deliver a notice in writing (the “Put Notice”) to Parent of such election, specifying the intended date on which the closing of the purchase and sale of the Second Call/Put Units (the “Put Closing”) shall occur (the “Put Closing Date”), which shall be no earlier than the sixtieth (60th) day after such Put Notice is delivered to Parent, and no later than the seventy-fifth (75th) day after such Put Notice is delivered to Parent; provided, however, that Parent may elect, by delivering written notice to the CO Member Representative, to delay the Put Closing Date to the extent Parent deems it reasonably necessary pursuant to advice of counsel to comply with any applicable law (including Rule 14e-1 under the Exchange Act or any antitrust or competition laws) and in such case the Put Closing Date shall be a date that is no later than five (5) Business Days after such date on which all applicable legal or regulatory approvals have been obtained or waiting periods have elapsed.  Within thirty (30) days following the receipt of such Put Notice, Parent shall provide the CO Member Representative with a schedule reflecting the number of each class or series of Units to be purchased from each CO Member, and applicable aggregate

Second Determination Date Per Unit Put Price payable to each CO Member in respect of the Second Call/Put Units to be sold by such CO Member at the Put Closing.  The CO Member Representative may not revoke the Put Notice without the prior written consent of Parent.  At the Put Closing, Parent shall be required to purchase (and shall be deemed to have purchased automatically and without any further action of the parties) from each CO Member, and each CO Member shall be required to sell (and shall be deemed to have sold automatically and without any further action of the parties) to Parent, such CO Member’s Allocable Share of the Second Call/Put Units free and clear of all Liens (other than restrictions on Transfer set forth in the Agreement) at a price per Unit equal to the applicable Second Determination Date Per Unit Put Price of such Units sold and Transferred by such CO Member at the Put Closing, and the Company shall promptly thereafter update the Schedule of Members to reflect such purchase and sale of the Second Call/Put Units at the Put Closing.

(b)Parent may elect, in its sole discretion, to pay the Put Consideration in cash, in shares of Parent Common Stock or in any combination of the foregoing; provided, however, that each CO Member (or CO Indirect Holder) shall be entitled to receive the same ratio of cash and Parent Common Stock and, if any CO Member (or CO Indirect Holder) is given an option as to the form of consideration to be received, each other CO Member (or CO Indirect Holder) will be given the same option; provided, further, that, notwithstanding the foregoing, if payment to any CO Member (or CO Indirect Holder) in shares of Parent Common Stock would require under applicable law (x) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities; or (y) the provision to any holder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, Parent may in its sole discretion elect to pay the portion of the Put Consideration payable to such CO Member (or CO Indirect Holder) in cash, notwithstanding that the other CO Members (and CO Indirect Holders) will be paid in shares of Parent Common Stock in whole or in part.  To the extent Parent elects to pay all or a portion of the Put Consideration in shares of Parent Common Stock, the number of shares to be issued to the CO Members will be determined by dividing the amount of the Put Consideration Parent elects to pay in Parent Common Stock by the Applicable Reference Price.  No fractional shares of Parent Common Stock will be issued in connection with the payment of the Put Consideration.  Any CO Member (or CO Indirect Holder) who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such CO Member (or CO Indirect Holder)) will, in lieu of such fraction of a share, instead be entitled to receive an amount of cash equal to the product obtained by multiplying (i) such fraction by (ii) the Applicable Reference Price, rounded to the nearest whole cent.

(c)With respect to the portion of the Put Consideration that is payable in cash, Parent shall pay or caused to be paid such amounts by wire transfer of immediately available funds to the applicable account of the Paying Agent (for further distribution to the CO Members and, with respect to TopCo and MidCo, the CO Indirect Holders) specified in writing by the CO Member Representative no later than five (5) Business Days following the Put Closing Date. With respect to the portion of the Put Consideration that is payable in Parent Common Stock, promptly following the Put Closing Date, Parent shall deliver to its exchange agent the applicable number of shares of Parent Common Stock for the accounts of the CO Members and, with respect to TopCo and MidCo, then for the accounts of the CO Indirect Holders, in each case entitled to receive such shares.

Section 7.    Call/Put Period Requirements. During the period from and after the Closing until the Determination Date, Parent, the CO Members and the CO Member Representative agree that the business and affairs of the Company will be conducted in accordance with the requirements set forth on Schedule I and Schedule II (the “Call/Put Period Requirements”), which are incorporated into the terms hereof and the Agreement by reference and deemed to be part of the Agreement.

Section 8.    Certain Warranties, Etc.  At each applicable Closing, each CO Member and CO Indirect Holder shall be deemed to make the representations warranties set forth on Schedule III.  Each CO Member shall indemnify and hold harmless Parent and its respective officers, directors, employees, agents and Affiliates (including the Company), and their respective direct and indirect partners, members, shareholders, directors, officers, employees and agents (collectively, the “Parent Indemnified Parties”) from and against any and all Losses directly or indirectly arising out of, related to, accrued or incurred in connection with (i) any inaccuracy in or breach of any representation or warranty set forth on Schedule III as it pertains to such CO Member (or CO Indirect Holder) as of the date of the applicable Closing, (ii) any noncompliance by the Company with the requirements set forth on Schedule I, (iii) any Extraordinary Losses, and (iv) any Seller Expenses.  Notwithstanding anything contained herein to the contrary, Parent shall be entitled to offset against, and deduct from, the First Call Consideration, Second Call Consideration and/or Put Consideration otherwise payable to a CO Member in satisfaction of any amounts owed by such CO Member to Parent or its Affiliates (including the Company), including, without limitation, any amounts owed under this Section 8 and Article X of the Purchase Agreement.

Section 9.    CO Member Representative.

(a)Bruce Thompson (or any successor thereto appointed in accordance with this Section 9), is hereby appointed the “CO Member Representative” and as such the agent, proxy and attorney-in-fact for each of the CO Members and the CO Indirect Holders.  Each CO Member and each CO Indirect Holder by execution of the Agreement irrevocably and unconditionally authorizes the CO Member Representative (i) to take any and all additional action as is contemplated to be taken or otherwise may be taken by or on behalf of the CO Members or the CO Indirect Holders by or under the terms of the Agreement (including this Annex I and the Call/Put Period Requirements), including to take all action necessary to the defense and/or settlement of any claims for which the CO Members and/or the CO Indirect Holders may be required to indemnify the Parent Indemnified Parties, and (ii) to give and receive all notices required to be given or received by the CO Members and/or the CO Indirect Holders hereunder and thereunder.

(b)All decisions and actions by the CO Member Representative in his capacity as such shall be binding upon all of the CO Members and CO Indirect Holders, and no CO Member or CO Indirect Holder shall have the right to object, dissent, protest or otherwise contest the same.

(c)The CO Member Representative shall not have any liability to any of the CO Members or the CO Indirect Holders for any act done or omitted hereunder as the CO Member Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The CO Members shall severally but not jointly indemnify the CO Member Representative and hold it harmless against any Losses or expense incurred without gross negligence or bad faith on the part of the CO Member Representative and arising out of or in connection with the acceptance or administration of its duties hereunder.  The CO Member Representative shall be entitled to be reimbursed by the CO Members for reasonable expenses incurred in the performance of its duties (including, without limitation, the reasonable fees of counsel).

(d)By their, his, her or its execution of the Agreement, each CO Member and each CO Indirect Holder agrees, in addition to the foregoing, that:

(i)Parent shall be entitled to rely conclusively on the instructions and decisions of the CO Member Representative as to the settlement of any claims, or any other actions required or permitted to be taken by the CO Member Representative hereunder, and no party hereunder shall have any cause of action against Parent for any action taken by Parent in reliance upon the instructions or decisions of the CO Member Representative;

(ii)all actions, decisions and instructions of the CO Member Representative shall be conclusive and binding upon all of the CO Members and the CO Indirect Holders, and no CO Member or CO Indirect Holder shall have any cause of action against the CO Member Representative for any action taken, decision made or instruction given by the CO Member Representative under the Agreement (including this Annex I or the Call/Put Period Requirements), except for fraud or willful misconduct by the CO Member Representative in connection with his role and responsibilities hereunder;

(iii)subject to the appointment and acceptance of a successor CO Member Representative as provided below, the CO Member Representative may resign at any time thirty (30) days after giving notice thereof to Parent and TopCo.  Upon the death or incapacity of the CO Member Representative or any such resignation, TopCo may appoint a successor CO Member Representative, which successor must be reasonably acceptable to Parent.  If no successor CO Member Representative shall have been appointed by TopCo within 30 days after the predecessor CO Member Representative’s death, incapacity or notice of resignation, then the Class CO Board Member (or, if there is then no Class CO Board Member, the Board) may, on behalf of the CO Members and CO Indirect Holders, appoint a successor.  Upon the acceptance of any appointment as the CO Member Representative hereunder, such successor CO Member Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the predecessor CO Member Representative, and the predecessor CO Member Representative shall be discharged from its duties and obligations hereunder.  The provisions of this Section 9 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any CO Member or CO Indirect Holder may have in connection with the transactions contemplated by this Agreement; and

(iv)the provisions of this Section 9 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each CO Member and each CO Indirect Holder.

(e)Notwithstanding anything to the contrary in the Agreement (including this Annex I and the Schedules hereto), no CO Member or Indirect CO Holder may directly enforce any provision of the Agreement (including this Annex I and the Schedules hereto), or directly assert or institute any proceeding or cause of action hereunder or in respect of the transactions contemplated hereby (it being understood that any such proceeding or cause of action may, and may only, be asserted or instituted by the CO Member Representative on behalf of the CO Members and the Indirect CO Holders).  Each CO Member an Indirect CO Holder hereby irrevocably waives any right to directly bring any such proceeding or cause of action (except as provided in the preceding sentence).

Section 10.    Miscellaneous.

(a)Notwithstanding anything contained herein to the contrary, any disputes regarding the existence or amount of any Extraordinary Losses shall be resolved by the arbitration process set forth in Section 13.9 of the Agreement.  Notwithstanding anything contained herein to the contrary, Parent shall be entitled with withhold and retain any portion of the First Call Consideration, Second Call Consideration and/or Put Consideration until such dispute is finally resolved in accordance with the foregoing.  Promptly following such resolution of such disputed amounts, such amounts shall be retained by Parent or paid to the CO Members, as so determined by the Arbitrator.

(b)In order to secure each CO Member’s obligation to transfer and sell his, her, their or its Units to Parent in accordance with the provisions of this Annex I, each CO Member hereby appoints Parent as his, her or its true and lawful attorney-in-fact and proxy, with full power of substitution, to execute, on behalf of such CO Member, any agreement, instrument or waiver to be executed by such CO Member in connection with the First Call Right, the Second Call Right and/or the Put Right.  Parent may execute such agreements, instruments and waivers, at any time any CO Member fails to comply with the provisions of this Annex I.  The proxies and powers granted by each CO Member pursuant to this Section 10(b) are coupled with an interest and are given to secure the performance of such CO Member’s obligations under this Annex I.  Such proxies and powers shall be irrevocable, and shall survive the death, incompetency, disability or bankruptcy of such CO Member and the subsequent holders of his, her or its Units.

(c)Notwithstanding anything contained in this Annex I to the contrary, to the extent any payment is to be made by Parent to the CO Member Representative (or the Paying Agent) on behalf of or for the benefit of any CO Member, if such payment is so made to the CO Member Representative (or the Paying Agent), then Parent shall have no further responsibility or liability with respect thereto, and Parent shall be entitled to rely conclusively and without independent verification on the CO Member Representative (or the Paying Agent) making further payment to such CO Member, as applicable. For avoidance of doubt, in the case of a payment (whether in cash or stock) to be made to TopCo as a CO Member, Parent shall have no further responsibility or liability with respect thereto once such payment is made to the CO Member Representative (or the Paying Agent), such that Parent shall have no liability or obligation in respect of the subsequent allocation or distribution of such payment by TopCo to the CO Indirect Holders, and the CO Indirect Holders agree to look only to TopCo in respect of such amounts or any dispute arising out of or in connect therewith. If payment of a portion of the First Call Consideration, Second Call Consideration or Put Consideration is to be made to a Person other than the Person in whose name the applicable Units are registered, it shall be a condition to such payment that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of such Units or shall have established to the satisfaction of Parent that such Tax either has been paid or is not payable.

(d)Each of Parent and the Company shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Annex I such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law or under any other applicable law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under the Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e)If, at any time, either Parent or the CO Member Representative believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate or reflect the purchase and sale of the First Call Units, the Second Call Units or the Put Units or to carry out the purposes and intent of this Annex I, then Parent, the Company, the CO Members, the CO Member Representative and their respective officers, directors, managers successors and assigns shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate or reflect the purchase and sale of the First Call Units, the Second Call Units or the Put Units or to carry out the purposes and intent of this Annex I (as applicable).

(f)Each of Parent, each CO Member and the CO Member Representative hereby acknowledges and agrees that the other parties hereto would be irreparably damaged in the event any of the provisions of this Annex I were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of Parent, each CO Member and the CO Member Representative agrees that, in addition to any other remedy to which such party may be entitled at law or in equity, each of Parent, on the one hand, and the CO Member Representative (on behalf of the CO Members), on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of the provisions of the Agreement (including this Annex I) and to enforce specifically the Agreement (including this Annex I), and the terms and provisions hereof.

(g)Each of Parent, the CO Members and the CO Member Representative agree that for U.S. federal (and applicable state and local) income tax purposes, Parent’s acquisition of any Qualifying Units pursuant to this Annex I shall be treated as a taxable sale of partnership interests by the CO Members governed by Section 741 of the Code; provided, that, if Parent acquires all of the outstanding Class CO Units and Incentive Units pursuant to the First Call Right, Second Call Right or Put Right, as applicable, such that Parent owns 100% of the Units of the Company, such acquisition will be governed by IRS Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 1), and, pursuant thereto, (i) with respect to Parent, (A) the Company shall be deemed to make a liquidating distribution of its assets to the Members, and (B) Parent shall be deemed to acquire, by purchase, all applicable assets distributed to the CO Members; and (ii) with respect to the CO Members, the CO Members shall be treated as selling partnership interests and shall report gain or loss, if any, resulting from the sale of their partnership interests in accordance with Section 741 of the Code.

(h)In connection with the First Call Right, Second Call Right and Put Right, as applicable, Parent shall prepare and deliver to the CO Member Representative an allocation of the applicable purchase price, all other capitalizable costs, and other relevant items among the assets of the Company, which such allocation shall be prepared in accordance with the rules under Sections 1060, 743, 743 and 754 of the Code, as applicable, and the Treasury Regulations promulgated thereunder.  Parent and the CO Members shall file all tax returns in a manner consistent with such allocation and no party shall take any position for tax purposes inconsistent with such allocation.

(i)All references in this Annex I to a Section or Schedule are intended to refer to a Section or Schedule of this Annex I unless otherwise specifically provided.

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SCHEDULE I

Company Requirements

1.From and after the Effective Time and until June 30, 2024, unless otherwise approved in writing by the Board, the Company shall:

(a)continue to engage solely in the Business;

(b)pay and discharge all lawful Taxes, assessments and governmental charges or levies imposed upon it or its property before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if not paid when due, might become a Lien upon its property or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such Tax, assessment, charge, levy or claim so long as the validity thereof is being contested by it in good faith by appropriate proceedings and an adequate reserve therefor has been established;

(c)comply in all material respects with all applicable laws, regulations and industry standards (e.g., PCI DSS) in the conduct of its business;

(d)keep its insurable properties insured, upon reasonable business terms, against liability and the perils of casualty, fire, business interruption, errors and omissions and extended coverage in amounts of coverage as reasonably determined by the Board;

(e)maintain, from financially sound and reputable insurers, Directors and Officers liability insurance, in an amount and on terms and conditions satisfactory to the Board, until such time as the Board determines that such insurance should be discontinued;

(f)maintain with such insurers insurance against other hazards and risks and liability to persons and property to the extent and in the manner as reasonably determined by the Board;

(g)maintain all properties used or useful in the conduct of its business in good repair, working order and condition, ordinary wear and tear excepted;

(h)maintain (i) adequate technology safeguards, including with the respect to redundancy, reliability, scalability, and (ii) adequate security and disaster recovery plans, procedures and resources for its business, and take all other steps necessary to safeguard the security and the integrity of the Company’s systems;

(i)ensure all transactions of any nature, including any changes to the terms of any such transactions, by and between the Company and any officer, employee, director, manager or Member of the Company, or any Affiliate or member of the Family Group of such Person or the Company, shall be conducted on an arm’s-length basis and shall be on terms and conditions no less favorable to the Company than could be obtained from nonrelated Persons;

(j)permit Parent and its authorized representatives (including, without limitation, accountants and legal counsel) to visit and inspect any of the properties of the Company, including its books and records, and to discuss its affairs, finances and accounts with its officers, employees, advisors, representatives and agents, upon reasonable notice and at such reasonable times and as often as may reasonably be requested by Parent;

(k)operate in the ordinary course of business, consistent with past practice and act reasonably and in good faith consistent with good business practices and the long-term success of the Company and its business, operations, results of operations and prospects.

2.In addition, from and after the Effective Time and until June 30, 2024, unless otherwise approved in writing by the Board, the Company shall not:

(a)undertake actions or omit to take actions for the primary purpose of realizing, achieving or maximizing incremental First Determination Date TTM Gross Profit or Second Determination Date TTM EBITDA;

(b)acquire or purport to acquire any other corporation or business concern, whether by acquisition of assets, capital stock or otherwise, and whether in consideration of the payment of cash, the issuance of capital stock or otherwise;

(c)make or purport to make any material investment in another business entity, enter into any joint venture or similar arrangement, or make or permit any loans or advances to, or guarantees for the benefit of, any Person, except for reasonable advances to employees in the ordinary course of business consistent with past practice;

(d)change any of its methods of accounting or accounting practices in any material respect (other than as required by applicable accounting or auditing standards);

(e)decrease the wages, salaries, commissions, bonuses, fees or other direct payments to employees in any individual or aggregate amount material to the Company or for the primary purpose of realizing, achieving or maximizing incremental First Determination Date TTM Gross Profit or Second Determination Date TTM EBITDA;

(f)cause or knowingly permit the Business or the Company’s products and services to infringe or misappropriate the intellectual property rights of any other Person;

(g)cause or knowingly permit the Company to fail to comply in any material respect with its contracts and agreements with third parties;

(h)issue, purport to issue, commit to issue or promise to issue any equity securities; phantom equity or similar arrangements of the Company except in accordance with the Agreement;

(i)form any Subsidiary or acquire any equity interest or other interest in any other entity;

(j)allow or suffer any material permit or intellectual property right, registration or application to lapse, expire, be cancelled, suspended, limited, revoked or materially modified, or not be renewed; or

cause or knowingly permit the Company or the Business to operate in material violation of any legal, regulatory or other similar requirements (including, without limitation, any applicable industry standards).

SCHEDULE II

Parent Requirements

1.From and after the Effective Time and until June 30, 2024, Parent shall not, without the prior written consent of the CO Member Representative:

(a)take or fail to take any action in bad faith for the primary purpose of reducing or minimizing First Determination Date Gross Profit or Second Determination Date TTM EBITDA

(b)cause the Business to be integrated with the business of Parent;

(c)cause the Company to be restructured, liquidated, dissolved or merged or consolidated with any other entity;

(d) cause the Company’s products and services to be sold, licensed or commercialized as a bundled offering with any products and services of Parent;

(e)charge the Company for services provided by Parent in excess of Parent’s costs attributable to such services; or

(f) require the Company to accept Excess Parent Capital without the written approval of the Board, including the approval of CO Board Member.

2.From and after the Effective Time until June 30, 2024, Parent will permit the Company to operate as an autonomous business, including with respect to staffing and expense decisions made in the ordinary course of business of the Company consistent with past practice, in each case, subject to oversight by the Board, including, without limitation, with respect to approval of the annual budget and material deviations therefrom.

3.From and after the Effective Time and until June 30, 2024, Parent sales team members will direct sales leads to the Company (the “Referral Program”).  Parent will establish and maintain a sales performance incentive fund or “SPIF” to incentivize Referral Program performance, and Parent will commit senior leadership sales team member resources to oversee the Referral Program.

4.From and after the Effective Time and until June 30, 2024, Parent agrees that any partnership between Parent and the Company that materially utilizes the material products, services or efforts of the Company will be governed by a commercial arrangement to be mutually agreed upon by the parties consistent with market outcomes for such a partnership (including with respect to allocation of costs and revenue).

5.Parent will provide the Company with access to its Instant Market Value API (“IMV API”) as an Excluded Expense.  The Company’s use of the IMV API data will be subject to the mutual agreement by the parties.  Parent will consider in good faith other Company requests for access to Parent data (“Parent Data”).  Any such Parent Data provided by Parent to the Company shall be provided pursuant to a data license agreement to be mutually agreed upon but without markup to Parent’s third party costs with respect to such Parent Data.  Any commercial partnership between Parent and the Company that utilizes Parent Data will be governed by a commercial agreement to be mutually agreed upon by the parties.

6.Parent further agrees that Bruce Thompson shall continue to serve as Chief Executive Officer and President of the Company until June 30, 2024, unless his employment is terminated in accordance with the Offer Letter executed by Mr. Thompson in connection with the Purchase Agreement, he resigns or he is otherwise unable to serve.

SCHEDULE III

CO Member Representations

Capitalized terms used in this Schedule III but not otherwise defined in this Annex I or in the Agreement shall have the meanings ascribed to such terms in the Purchase Agreement.

As of each applicable Closing, each CO Member and CO Indirect Holder severally represents and warrants to Parent as follows:

1.Ownership.  Such CO Member or CO Indirect Holder is the record or beneficial owner of, has good and valid title to, the Units to be sold to Parent by such CO Member or CO Indirect Holder, in each case free and clear of all Liens (other than restrictions on Transfer set forth in the Agreement).

2.Authorization; Enforceability.  Such CO Member or CO Indirect Holder has the necessary power, authority, right and capacity to perform its obligations under the Agreement and this Annex I and to consummate the transactions contemplated hereby.  The execution, delivery and performance by such CO Member or CO Indirect Holder of the Agreement (including this Annex I), and the consummation by such CO Member or CO Indirect Holder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such CO Member or CO Indirect Holder (if any).  The Agreement (including this Annex I) was duly executed and delivered by such CO Member or CO Indirect Holder when so executed and, assuming the due authorization, execution and delivery hereof by each other party hereto, constitutes a valid and binding agreement of such CO Member or CO Indirect Holder, enforceable against such CO Member or CO Indirect Holder in accordance with its terms, subject to the General Enforceability Exceptions.

3.Non-Contravention.  The consummation by such CO Member or CO Indirect Holder of the transactions contemplated hereby, do not and will not (i) contravene or conflict with or constitute a violation of any contract, agreement, Permit, license, authorization or obligation to which such CO Member or CO Indirect Holder is a party or by which its assets are bound; (ii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to such CO Member or CO Indirect Holder; or (iii) constitute a default or breach under or give rise to any right of termination, cancellation or acceleration of any right or obligation of such CO Member or CO Indirect Holder or to a loss of any benefit to which such CO Member or CO Indirect Holder is entitled.

4.Ownership of Equity Interests.  Such CO Member or CO Indirect Holder has not (i) transferred any of the Units being sold to Parent, or any interest therein, (ii) granted any options, warrants, calls or any other rights to purchase or otherwise acquire any such Units or any interest therein, or (iii) entered into any Contract with respect to any of the matters contemplated by clauses (i) or (ii).

5.No Actions.  There is no Action of any nature pending or, to the Knowledge of such CO Member or CO Indirect Holder, threatened, against such CO Member or CO Indirect Holder or any of such CO Member or CO Indirect Holder’s properties (whether tangible or intangible) or, if such CO Member or CO Indirect Holder is an entity, any of such CO Member or CO Indirect Holder’s officers, managers or directors (in their capacities as such), arising out of or relating to: (i) such CO Member or CO Indirect Holder’s beneficial ownership of securities of the Company or any right to acquire the same, (ii) the Agreement (including this Annex I) or any of the transactions contemplated hereby, or (iii) any other Contract between such CO Member or CO Indirect Holder (or any of its Affiliates) and the Company or any of its Affiliates, nor, to the Knowledge of such CO Member or CO Indirect Holder, is there any reasonable basis therefor.  There is no Action pending or, to the Knowledge of such CO Member or CO Indirect Holder, threatened against such CO Member or CO Indirect Holder with respect to which such CO

Member or CO Indirect Holder has the right, pursuant to Contract, the Laws of the State of Delaware or otherwise, to indemnification from the Company or any of its Affiliates related to facts and circumstances existing prior to the date hereof, nor to the Knowledge of such CO Member or CO Indirect Holder, are there any facts or circumstances that would reasonably be expected to give rise to such an Action.

6.Consents.  There are no Contracts binding upon such CO Member or CO Indirect Holder requiring notice, consent, waiver, authorization or approval as a result of the execution, delivery and performance of the Agreement (including this Annex I) to which such CO Member or CO Indirect Holder is a party or the consummation of the transactions contemplated hereby.  Neither the execution, delivery or performance by such CO Member or CO Indirect Holder of the Agreement (including this Annex I), nor the consummation by such CO Member or CO Indirect Holder of the transactions contemplated hereby, requires any consent of, authorization by, exemption from, filing with, or notice to any Person, other than antitrust or competition notices or clearances required by Law.

7.Brokers’, Finders’ Fees, etc.  Such CO Member or CO Indirect Holder has not employed any broker, finder, investment banker or financial advisor (i) as to whom such CO Member or CO Indirect Holder may have any obligation to pay any brokerage or finders’ fees, commissions or similar compensation in connection with the transactions contemplated hereby, or (ii) who might be entitled to any fee or commission from Parent, the Company or any of their respective Affiliates upon consummation of the transactions contemplated hereby.

8.Securities Laws.  Such CO Member or CO Indirect Holder understands that the shares of Parent Common Stock (if any) issuable to such CO Member or CO Indirect Holder upon consummation of the transactions contemplated hereby (i) have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act, (ii) must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, and (iii) will bear a legend to such effect and Parent will make a notation on its transfer books to such effect.  With respect to any shares of Parent Common Stock issuable to such CO Member or CO Indirect Holder upon consummation of the transactions contemplated hereby, such CO Member or CO Indirect Holder represents that it is familiar with SEC Rule 144 and Rule 506, as presently in effect, and understands and agrees to be bound by the resale limitations imposed thereunder and by the Securities Act.

9.Disclosure of Information.  Such CO Member or CO Indirect Holder has received all the information it considers necessary or appropriate for deciding whether to execute and deliver the Agreement (including this Annex I) and to consummate the transactions contemplated hereby.  Such CO Member or CO Indirect Holder further represents that it has had an opportunity to ask questions and receive answers from Parent regarding the shares of Parent Common Stock and the business, properties, prospects and financial condition of Parent.  Such CO Member or CO Indirect Holder has (i) received a copy of the Agreement (including this Annex I), (ii) had the opportunity to carefully read each such agreement and the Buyer SEC Documents, (iii) has discussed the foregoing with such CO Member or CO Indirect Holder’s professional advisors to the extent such CO Member or CO Indirect Holder has deemed necessary and (iv) understands his, her or its obligations hereunder.

10.Investment Experience.  If shares of Parent Common Stock are issuable to such CO Member or CO Indirect Holder upon consummation of the transactions contemplated hereby, (a) such CO Member or CO Indirect Holder understands and acknowledges that such CO Member or CO Indirect Holder’s investment in the Parent Common Stock involves a high degree of risk and has sought such accounting, legal and tax advice as such CO Member or CO Indirect Holder has considered necessary to make an informed investment decision with respect to such CO Member or CO Indirect Holder’s acquisition of the Parent Common Stock;(b) such CO Member or CO Indirect Holder is fully aware of (i) the highly speculative nature of an investment in the Parent Common Stock, (ii) the financial hazards involved, (iii)

the lack of liquidity of the Parent Common Stock including the restrictions on Transfer and other obligations with respect thereto set forth in the Agreement, (iv) the qualifications and backgrounds of the management of Parent, and (v) the tax consequences of acquiring the Parent Common Stock; (c) such CO Member or CO Indirect Holder has such knowledge and experience in financial and business matters such that such CO Member or CO Indirect Holder is capable of evaluating the merits and risks associated with consummating the transactions contemplated hereby and accepting the Parent Common Stock as consideration in accordance with the terms of the Agreement (including this Annex I), has the capacity to protect such CO Member or CO Indirect Holder’s own interests in connection with the transactions contemplated by the Agreement (including this Annex I), and is financially capable of bearing a total loss of the Parent Common Stock; and (d) such CO Member or CO Indirect Holder, by reason of his, her or its business or financial experience or that of its, his or her professional advisers who are unaffiliated with and who are not compensated by Parent or any Affiliate or selling agent of Parent, directly or indirectly, has the capacity to protect such CO Member or CO Indirect Holder’s own interests in connection with the transactions contemplated by the Agreement (including this Annex I).

11.Accredited Investor.  If shares of Parent Common Stock are issuable to such CO Member or CO Indirect Holder upon consummation of the transactions contemplated hereby, such CO Member or CO Indirect Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect.

12.Purchase Entirely for Own Account.  The shares of Parent Common Stock to be received by such CO Member or CO Indirect Holder (if any) will be acquired for investment for such CO Member or CO Indirect Holder’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and such CO Member or CO Indirect Holder has no present intention of selling, granting any participation in, or otherwise distributing the same.

Exhibit A

First, redeem the Class A Interests form the Class A Members of TopCo at a price per Class A Interest of $10 until such Class A Interests are redeemed in full (i.e., an aggregate redemption price of $17.5 million).

Next, redeem the Class B Interests and Class C interests pro rata from each member of TopCo holding such interests based on the number of such Interests then held by each such member relative to the aggregate number of such Interests then outstanding; provided, however, that no unvested Interests shall be redeemed from any member of TopCo.

Each member of TopCo shall be entitled to receive the same ratio of cash and shares of common stock of Parent and, if any member of TopCo is given an option as to the form of consideration to be received, each other member of TopCo will be given the same option; provided, further, that, notwithstanding the foregoing, if payment to any member of TopCo in shares of common stock of Parent would require under applicable law (x) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities; or (y) the provision to any holder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may in its sole discretion elect to pay the aggregate redemption consideration to such member of TopCo in cash, notwithstanding that the other members of TopCo will be paid in shares of common Stock of Parent in whole or in part.